Exhibit 10.5

USD 50,000,000 Senior Facility Agreement

for

HMH Holding B.V.

with

DNB Markets, a part of DNB Bank ASA and Nordea Bank Abp, filial i Norge as Mandated Lead Arrangers and bookrunners

and

DNB Bank ASA

acting as Agent

Contents

1.	DEFINITIONS AND INTERPRETATION	4

2.	THE FACILITY	36

3.	PURPOSE	39

4.	CONDITIONS OF UTILISATION	39

5.	UTILISATION	40

6.	OPTIONAL CURRENCIES	42

7.	REPAYMENT	42

8.	VOLUNTARY PREPAYMENT AND CANCELLATION	44

9.	MANDATORY PREPAYMENT AND CANCELLATION	45

10.	RESTRICTIONS	47

11.	INTEREST	48

12.	INTEREST PERIODS	50

13.	CHANGES TO THE CALCULATION OF INTEREST	51

14.	FEES	54

15.	TAX GROSS UP AND INDEMNITIES	54

16.	INCREASED COSTS	59

17.	OTHER INDEMNITIES	61

18.	MITIGATION BY THE LENDERS	63

19.	COSTS AND EXPENSES	63

20.	SECURITY	64

21.	REPRESENTATIONS	64

22.	INFORMATION UNDERTAKINGS	68

23.	FINANCIAL COVENANTS	72

24.	GENERAL UNDERTAKINGS	78

25.	EVENTS OF DEFAULT	84

26.	CHANGES TO THE LENDERS	89

27.	CHANGES TO THE OBLIGORS	94

28.	ROLE OF THE ADMINISTRATIVE PARTIES	95

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	104

30.	SHARING AMONG THE FINANCE PARTIES	104

31.	PAYMENT MECHANICS	106

32.	SET-OFF	110

33.	NOTICES	110

34.	CALCULATIONS AND CERTIFICATES	112

35.	PARTIAL INVALIDITY	112

36.	REMEDIES AND WAIVERS	113

37.	AMENDMENTS AND WAIVERS	113

38.	CONFIDENTIAL INFORMATION	119

39.	CONFIDENTIALITY OF FUNDING RATES	123

40.	COUNTERPARTS	125

41.	GOVERNING LAW	125

42.	ENFORCEMENT	125

SCHEDULE 1 THE ORIGINAL LENDERS

SCHEDULE 2 CONDITIONS PRECEDENT

Part I Conditions Precedent to initial Utilisation

Part II Conditions precedent required to be delivered by an Additional Guarantor and any Security Provider

SCHEDULE 3 FORM OF UTILISATION REQUEST

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE

SCHEDULE 5 LIST OF MATERIAL SUBSIDIARIES

SCHEDULE 6 FORM OF RESIGNATION LETTER

SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE

SCHEDULE 8 TIME TABLES

SCHEDULE 9 FORM OF INCREASE CONFIRMATION

SCHEDULE 10 AGREED SECURITY PRINCIPLES

SCHEDULE 11 REFERENCE RATE TERMS

SCHEDULE 12 DAILY NON- CUMULATIVE COMPOUNDED RFR RATE

SCHEDULE 13 CUMULATIVE COMPOUNDED RFR RATE

SCHEDULE 14 APPROVED LENDER LIST

THIS AGREEMENT is dated 20 November 2023 and made between:

(1)

HMH HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Amsterdam, The Netherlands and its office at Weerdestein 97, 1083GG, Amsterdam, The Netherlands, registered with the Dutch Trade Register under number 82719322 as borrower (the “Borrower” and the “Company”);

(2)	DNB MARKETS, A PART OF DNB BANK ASA AND NORDEA BANK ABP, FILIAL I NORGE as mandated lead arrangers and bookrunners and (whether acting individually or together, the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(4)	DNB BANK ASA as agent for the other Finance Parties.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Bonds” means Bonds issued under a tap issue under the Bond Issue, including any temporary bonds.

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors).

“Additional Secured Financing” means any credit facility with reputable financial institutions or any capital market instrument secured on a pari passu basis with the Bonds in the Transaction Security provided that such financing shall:

(a)	mature no earlier than six (6) months following the Bond Maturity Date;

(b)	have no scheduled amortization prior to the Bond Maturity Date; and

(c)	not have a maximum commitment exceeding the amount of outstanding Bonds (from time to time).

The agent, bond trustee or security trustee (or however described) to such financing shall accede (in their respective capacities) to the Intercreditor Agreement.

“Adjusted EBITDA” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Administrative Party” means the Agent or an Arranger.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means:

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the agreed security principles set out in Schedule 10 (Agreed Security Principles).

“Annual Financial Statements” has the meaning given to that term in Clause 22 (Information Undertakings).

“Approved Lender List” means the list in Schedule 14 (Approved Lender List).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including one (1) Month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans under the Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means USD.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Company for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement).

“Baseline CAS” means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is specified in the applicable Reference Rate Terms.

“Bond Agreement” means the bond terms dated 15 November 2023 governing the terms of the Bond Issue.

“Bond Issue” means the USD 200,000,000 (but up to USD 275,000,000) bond issue of the Company with ISIN NO0013063495 (initial temporary ISIN NO0013063487).

“Bond Escrow Account” means the “Escrow Account” as defined in the Bond Agreement.

“Bond Issue Date” means the “Issue Date” as defined in the Bond Agreement.

“Bonds” means bonds issued under the Bond Issue, including any Additional Bonds.

“Blocking Law” means:

(a)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);

(b)	any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; or

(c)	Section 7 of the AWW.

“Bond Maturity Date” means 16 November 2026.

“Break Costs” means for any Term Rate Loan the amount (if any) by which:

(a)

the interest (but excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Financing” means any debt financing of an acquisition of assets or entities by any Member of the Group, provided that (i) such financing shall only be secured by guarantees from and/or security over (as applicable) the relevant Target Collateral, and (ii) such financing shall not remain outstanding for more than 6 months following completion of the acquisition.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(c)	(in relation to:

(i)	the fixing of an interest rate in relation to a Term Rate Loan;

(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan;

(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“BW” means the Dutch Civil Code (Burgerlijk Wetboek).

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“Code” means the US Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.).

“Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase due to cancellation); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase due to cancellation) or Clause 2.3 (Increase (accordion)), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commodities Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Futures Trading Commission” means the Commodity Futures Trading Commission established pursuant to the Commodity Exchange Act, as amended (7 U.S.C. § 1 et seq.).

“Companies Act” means the Norwegian Private Limited Companies Act of 13 June 1997 No. 44 (No. aksjeloven) and/or the Norwegian Public Limited Companies Act of 13 June 1997 No. 45 (No. allmennaksjeloven), as applicable.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) in form and substance satisfactory to the Agent.

“Compounded Rate Currency” means any currency which is not a Term Rate Currency.

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Baseline CAS (if any),

provided that if such rate (if any) is below zero, the Compounded Reference Rate shall be deemed to be zero.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Company and each Finance Party.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of 38 (Confidential Information);

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Consolidated Cash and Cash Equivalent Assets” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Consolidated Finance Costs” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Consolidated Net Total Borrowings” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Consolidated Total Borrowings” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Consolidated Total Equity” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Consolidated Relevant Total Assets” means the Group’s total assets less the value of all intangible assets (including, without limitation, goodwill) as shown in the Company’s latest Financial Statements from time to time.

“Controlled Group” means all persons (as defined in Section 3(9) of ERISA) which are under common control or treated as a single employer with an Obligor under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Disposal” means a sale, lease, transfer or other disposal by a member of the Group of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” has the meaning ascribed to such term in Clause 9.3 (Disposals).

“Dutch Obligor” means an Obligor incorporated under Dutch law.

“EBITDA” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group, a Parent Entity or an Affiliate thereof.

“Employee Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA (other than a Multiemployer Plan), as to which any Obligor has any obligation or liability, contingent or otherwise.

“Environmental Approval” means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from properties owned or used by any member of the Group.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	the harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto).

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group.

“ERISA Event” means any of the following events:

(a)	any reportable event, as defined in Section 4043(b)(2) or 4043(c) of ERISA, with respect to a Single Employer Plan as to which the 30-day, post-event notice has not been waived by regulation;

(b)	the filing of a notice of intent to terminate or the termination of any Single Employer Plan or Multiemployer Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan;

(d)	the failure to make a statutorily required contribution to any Single Employer Plan or Multiemployer Plan;

(e)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(f)	the failure of any Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to be so qualified;

(g)	a determination that any Single Employer Plan is, or is expected to be, in critical status (within the meaning of Title IV of ERISA);

(h)	any partial or complete withdrawal from a Multiemployer Plan as to which any Obligor has any obligation or liability, contingent or otherwise;

(i)	any withdrawal from any Single Employer Plan to which any Obligor or ERISA Affiliate is or is treated as a substantial employer;

(j)

the receipt by any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA); or

(k)	any event has occurred or condition exists which could reasonably be expected to result in a termination of a Single Employer Plan or Multiemployer Plan by the PBGC pursuant to Section 4042 of ERISA.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of Security to secure, such Swap Obligation (or any Guarantee of that Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such Security becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Secured Hedging Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or Security is or becomes illegal.

“Existing Bank Debt” means debt outstanding under the facilities agreement entered into between the Company as borrower and Nordea Bank Abp, filial i Norge as agent dated 28 September 2021 (as amended, novated, supplemented, extended or restated from time to time).

“Existing Bond Issue” means the Company’s senior secured callable USD 220,000,000 bond issue with ISIN NO 00112428996 in the aggregate principal amount of USD 150,000,000 pursuant to the bond terms dated 9 February 2022 entered into between the Company as issuer and Nordic Trustee AS as bond trustee for the bondholders thereunder.

“FA Act” means the Norwegian Financial Agreements Act of 18 December 2020 No. 146 (No. finansavtaleloven).

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “pass-thru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA,

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Fee Letter” means:

(a)

any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Arranger and the Company or the Agent and/or the Security Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (h) of Clause 2.2 (Increase due to cancellation) or under any other Finance Document.

“Finance Document” means this Agreement, any Compliance Certificate, any Compounding Methodology Supplement, any Fee Letter, the Intercreditor Agreement, any Subordination Statement, the Transaction Security Documents, any Reference Rate Supplement any Resignation Letter, any Transfer Certificate, any Utilisation Request and any other document designated as such by the Agent and the Company.

“Finance Party” means a Lender and any Administrative Party.

“Finance Lease” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)

any amount raised pursuant to any issue of bonds, notes, debentures, loan stock or any similar instrument (other than any performance, bid, advance payment or similar bond issued by a member of the Group and which is not issued in respect of other Financial Indebtedness);

(d)	any redeemable preference share which is redeemable prior to the Termination Date;

(e)	the amount of any liability in respect of Finance Leases;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or financing the acquisition of that asset or the construction of that asset; and

(ii)	involves a period of more than six (6) Months before or after the date of acquisition or supply;

(h)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(i)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing and which is treated as a borrowing in accordance with GAAP;

(j)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, provided that where the underlying instrument is a performance, bid, advance payment or similar bond it will only constitute Financial Indebtedness for the purpose of Clause 25.7 (Cross default); and

(k)	the amount of any liability in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Financial Statements” means the Annual Financial Statements or the Quarterly Financial Statements as the case may be.

“Financial Year” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Fraudulent Transfer Law” means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 13.4 (Cost of funds).

“GAAP” means, subject to Clause 1.4 (Dutch Terms), IFRS.

“Gearing Ratio” has the meaning given to that term in Clause 23.1 (Financial definitions).

“German Obligor” means an Obligor incorporated or established in Germany.

“Germany” means the Federal Republic of Germany.

“Group” means the Company and its Subsidiaries at any time.

“Guarantee Agreement” means a guarantee agreement entered into between member of the Group and the Security Agent whereby the member of the Group provides an unconditional and irrevocable Norwegian law guarantee (No. selvskyldnergaranti) for the Secured Obligations, in form and substance satisfactory to the Agent.

“Guarantor” means an Original Guarantor and or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors)

“Hedge Counterparty” has the meaning set out in the Intercreditor Agreement.

“Highest Owner Tax Amount” means, with respect to all direct or indirect owners of the Company and the payment of any Tax Distribution, an amount with respect to the direct or indirect owner receiving the greatest proportionate allocation of taxable income attributable to its direct or indirect ownership of the Company and/or any of its Subsidiaries in the applicable tax period (or portion thereof) to which such payment relates (as a result of the application of Section 704(c) of the Code or otherwise) (such owner, the “Reference Owner”), calculated by multiplying (x) the aggregate taxable income allocated to such owner (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof)), by (y) the Hypothetical Tax Rate.

“Historic Primary Term Rate” means, in relation to any Term Rate Loan, the most recent applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than two days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Hypothetical Tax Rate” means the highest combined marginal U.S. federal, state and local tax rate for a corporation that conducts no activities other than the activities of the Company and its Subsidiaries, applicable to income and gain attributable to the Company and its Subsidiaries, taking into account (where relevant) the holding period of assets held by the Company and its Subsidiaries, the taxable year in which such income or gain is recognized by the Company and its Subsidiaries and the character of such income or gain, at the time for U.S. federal income tax purposes.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IHCo” means a private limited liability company to be incorporated in the Netherlands as a directly wholly owned Subsidiary of the Company, acting as an intermediate holding company between the Company and the rest of the Group following the IHCo Reorganisation.

“IHCo Reorganisation” has the meaning set out in Clause 24.21 (Conditions subsequent).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	(the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase due to cancellation).

“Incurrence Test” means the incurrence test described in Clause 23.6 (Incurrence Test)

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, judicial manager, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, among others, the Finance Parties, the Company, the Security Agent and the Bond Trustee (as defined in the Bond Agreement).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.5 (Default interest).

“Interest Cover Ratio” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Intra-Group Debt” means any indebtedness owed by a member of the Group to another member of the Group (including, for the avoidance of doubt, any indebtedness arising as part of any cash pooling arrangement).

“IPO” means an initial public offering or other transactions leading to the shares in the Company or a holding company of the Company being listed on an Exchange.

“Intra-Group Disposal” means any sale, lease, transfer or other disposal of an asset by a member of the Group to another member of the Group.

“Ipso Facto Event” means an Obligor is the subject of:

(a)	any proceedings as defined in section 440 of the IRDA; or

(b)	any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

“IRDA” means the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) of Singapore.

“IRS” means the United States Internal Revenue Service (or any successor thereto).

“Lender” means:

(a)	any Original Lender; and

(b)

any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase due to cancellation), Clause 2.3 (Increase (accordion)) or Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Leverage Ratio” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Local Law Arrangements” means:

(a)	in respect of any member of the Group which is incorporated in Germany:

(i)

any Security created by operation of the general terms and conditions (Allgemeine Geschäftsbedingungen) of banks operating in Germany with whom any member of the Group which is incorporated in Germany maintains a banking relationship and not as a result of any default or omission by such member of the Group;

(ii)

any Security and/or guarantee or indemnity created in connection with pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) pursuant to Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to Sections 7b and 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV);

(iii)	any Security required to be granted under mandatory law in favour of creditors as a consequence of a merger or a conversion permitted under this Agreement due to Sections 22, 204 UmwG; and

(b)	in respect of any member of the Group which is incorporated in the Netherlands:

(i)

any Security created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) or any other general conditions used by, or agreement or arrangement with, a bank operating in the Netherlands to substantially the same effect;

(ii)

any guarantee or indemnity arising under a declaration of joint and several liability by any the member of the Group (other than an Obligor) used for the purpose of section 2:403 BW (and any residual liability under such declaration arising pursuant to section 2:404(2) BW); and

(iii)	any guarantee or indemnity arising as a result of two or more members of the Group (excluding any Obligor) being part of a fiscal unity (fiscale eenheid) for Dutch Tax purposes.

“Liquidity” has the meaning given to that term in Clause 23.1 (Financial definitions).

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Margin” means four point twenty-five per cent. (4.25%) per annum, subject to adjustments in accordance with Clause 11.4 (Margin adjustments).

“Margin Stock” means “margin stock” as defined in Regulation U.

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of the Group taken as a whole and/or of the Company; or

(b)	the ability of the Company to perform and comply with its obligations under the Agreement; or

(c)

subject to any general principles of law limiting an Obligor or Security Providers obligations which are referred to in any legal opinion delivered pursuant to Schedule 2 (Conditions precedent), Clause 24.21 (Conditions subsequent), or Clause 27 (Changes to the Obligors), the validity or enforceability of the rights and remedies of any Finance Party under any of the Finance Documents.

“Material Group Member” means:

(a)	the Company;

(b)	an Obligor;

(c)	a Material Subsidiary; and

(d)

any two (2) or more Subsidiaries of the Company who are not Obligors or considered to be Material Subsidiaries and who would, if consolidated together as a single entity, be a Material Subsidiary, provided that:

(i)	no dormant Subsidiary; and

(ii)	no Subsidiary with:

(A)	assets of an aggregate book value of less than NOK 10,000,000; and

(B)

projected revenue and Adjusted EBITDA of less than NOK 10,000,000 for the upcoming period of twelve (12) Months, provided that this is as a result of such Subsidiary having ceased its operations (such projections to be acceptable to the Agent (acting on behalf of the Majority Lenders)), in each case as reasonably documented by the Company and to the extent not already being an Obligor, shall be deemed a “Material Group Member” pursuant to this paragraph (d).

“Material Subsidiary” means:

(a)	each member of the Group qualifying as a Material Subsidiary pursuant to subparagraph (i) of paragraph (a) of Clause 24.13 (Guarantor coverage and Material Subsidiaries); and

(b)	any other member of the Group designated as a “Material Subsidiary” by the Company,

being at the date of this Agreement, each company listed in Schedule 5 (List of Material Subsidiaries).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that;

(a)	other than where paragraph (b) below applies:

(i)

(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end

(b)

in relation to an Interest Period for any Loan (or any other period for the accrual of commission or fees) in a Compounded Rate Currency for which there are rules specified as “Business Day Conventions” in the Reference Rate Terms for that currency, those rules shall apply.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) as to which any Obligor or ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Interest Expense” has the meaning given to that term in Clause 23.1 (Financial definitions).

“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).

“NIBOR” means, in relation to any Loan in NOK:

(a)	the applicable Screen Rate as of the Specified Time for NOK and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, NIBOR shall be deemed to be zero.

“Obligor” means the Borrower or a Guarantor.

“Optional Currency” means EUR and/or NOK, subject to the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the consolidated balance sheet and income statement of the Group as of and for the Relevant Period ended 31 December 2022.

“Original Guarantor” means each of:

(a)	MHWirth AS, company registration number 942 542 544, incorporated in Norway;

(b)	Hydril USA Distribution LLC, company registration number 4511531, incorporated in Delaware, US; and

(c)	MHWirth LLC, company registration number 0802019812, incorporated in Texas, USA.

“Original Obligor” means the Company and the Original Guarantors.

“Parent Entity” means each of Baker Hughes Holdings LLC and Akastor ASA, and each of their direct and indirect parent entities.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement, including any party that has subsequently acceded to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	created under or as contemplated by the Finance Documents;

(b)	subject to compliance with the Incurrence Test:

(i)	Additional Bonds;

(ii)	any Unsecured Financial Indebtedness issued by the Company;

(iii)	any Bridge Financing; and

(iv)	any Additional Secured Financing;

(c)	arising under or in connection with a Permitted Guarantee Facility;

(d)	existing, up until the first release of funds from the Bond Escrow Account, under the Existing Bank Debt and Existing Bond Issue;

(e)	any Permitted Hedging Obligation;

(f)

incurred under (i) any guarantee facility and/or (ii) overdraft facility linked to any cash pooling or cash management arrangement, in each case entered into with banks and financial institutions in the ordinary course of business;

(g)	in the form of Subordinated Loans;

(h)	any Intra-Group Debt;

(i)	which constitutes Permitted Financial Support;

(j)	incurred by any member of the Group in connection with banking and cash management services;

(k)	incurred under any Finance Leases , provided that such Finance Leases in aggregate for the Group do not exceed an amount equal to USD 10,000,000 (or the equivalent in other currencies) at any time;

(l)

of any person acquired by a member of the Group after the Bond Issue Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six (6) months following the date of acquisition (unless permitted under any other item listed herein, on or after the date of the acquisition);

(m)

which is incurred in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Financial Indebtedness which was permitted to be incurred under paragraphs (a) and (c) to (l) above; or

(n)	not otherwise permitted by the preceding paragraphs which does not exceed USD 30,000,000 (or the equivalent in other currencies) in aggregate for the Group at any time

“Permitted Financial Support” means Financial Support:

(a)	granted under or in connection with the Finance Documents;

(b)

subject to compliance with the Incurrence Test (where the principal amount of the guaranteed obligations shall be regarded as debt for the purpose of the Incurrence Test) and in the form of a guarantee only, granted by the Company on an unsecured basis in respect of Permitted Financial Indebtedness in accordance with paragraph (m) of the definition of “Permitted Financial Indebtedness”;

(c)

granted under or in connection with a Permitted Guarantee Facility provided that any Financial Support (in the form of guarantees) in relation to a Permitted Guarantee Facility is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(d)	granted by any Target Entity under or in connection with a Bridge Financing;

(e)

granted under or in connection with an Additional Secured Financing provided that any Financial Support (in the form of guarantees) in relation to any Additional Secured Financing is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(f)	up until the first release of funds from the Bond Escrow Account, granted under or in connection with the Existing Bank Debt and Existing Bond Issue;

(g)	any guarantee or indemnity in respect of any Permitted Hedging Obligation;

(h)	which constitutes Permitted Security;

(i)	granted in the ordinary course of business of any member of the Group;

(j)	arising under any cash pooling or cash management arrangement, involving members of the Group;

(k)

a loan made by a member of the Group to any employee or director of such member of the Group provided that the amount of such loans in aggregate do not exceed USD 2,000,000 (or the equivalent in other currencies) at any time;

(l)	in the form of a guarantee or indemnity granted by a member of the Group of an obligation of any other member of the Group, if such obligation is otherwise permitted under this Agreement;

(m)	in the form of any Intra-Group Debt;

(n)

provided by an entity acquired by a member of the Group after the Closing Date, provided that the Financial Support is revoked, discharged or otherwise removed no later than six (6) months following the date of acquisition (unless permitted under any other item listed herein, on or after the date of the acquisition);

(o)	in the form of Local Law Arrangements; or

(p)	not otherwise permitted by the preceding paragraphs, which does not exceed USD 30,000,000 (or the equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Hedging Obligations” means any obligation of any member of the Group under a derivative transaction for the purpose of (i) hedging currency or interest rate fluctuations or (ii) hedging a member of the Group against actual or projected real exposure arising in the ordinary course of trading, however in each case not for speculative purposes.

“Permitted Guarantee Facility” means one or more guarantee facilities in the maximum total commitment of USD 75,000,000.

“Permitted Security” means any Security:

(a)	created under the Finance Documents;

(b)

granted under or in connection with a Permitted Guarantee Facility, provided that the Security in relation to a Permitted Guarantee Facility is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(c)	granted under or in connection with a Bridge Financing, over Target Collateral;

(d)

granted under or in connection with an Additional Secured Financing, provided that the Security in relation to any Additional Secured Financing is extended to and shared between the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;

(e)	up until the first release of funds from the Bond Escrow Account, granted under or in connection with the Existing Bank Debt and Existing Bond Issue;

(f)	granted in respect of any Permitted Hedging Obligation;

(g)	by way of cash cover or deposits for any letter of credit or guarantee or any similar instrument issued on behalf of any other member of the Group;

(h)

arising under any (i) retention of title, (ii) hire purchase or conditional sale arrangement, (iii) contractual arrangements with customers, suppliers and service providers, and (iv) similar arrangements, in the ordinary course of business and not arising as a result of a default or omission by any member of the Group that is continuing for a period of more than 60 calendar days;

(i)	over cash deposits (or any other assets) created to secure lease arrangements (including real property) and the repayment of advanced payments received for projects;

(j)	arising under any cash pooling, cash management arrangement, netting arrangements, set-off arrangements or other arrangements, in connection with the Group’s ordinary banking services;

(k)

incurred as a result of any member of the Group acquiring another entity and which is due to such entity having provided Security, provided that the debt secured with such Security is Permitted Financial Indebtedness in accordance with paragraph (m) of the definition of “Permitted Financial Indebtedness” and that such Security is discharged upon the refinancing of that debt where such refinancing is required) unless permitted under any other item listed herein, on or after the date of the acquisition;

(l)	over the leased assets in respect of Finance Leases which constitute Permitted Financial Indebtedness;

(m)	in the form of Local Law Arrangements;

(n)

granted or arising by operation of law or in the ordinary course of business of a member of the Group, provided that if such Security has arisen as a result of any default or omission by any member of the Group it shall not subsist for a period of more than 60 days unless being contested in good faith by appropriate proceedings;

(o)	created in the form of a pledge over one or more escrow accounts (for cash or existing bonds) for the purpose of settlement of the Bond Issue; or

(p)	not otherwise permitted by the preceding paragraphs, the amount of which does not exceed USD 15,000,000 (or the equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Transaction” has the meaning given to that term in Clause 25.1 (General).

“Primary Term Rate” means:

(a)	in relation to a Term Rate Loan in EUR, EURIBOR; and

(b)	in relation to a Term Rate Loan in NOK, NIBOR.

“Quarter Date” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Quarterly Financial Statements” has the meaning given to that term in Clause 22 (Information Undertakings).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two (2) TARGET Days before the first day of that period; or

(b)	(for NOK and any other currency) two (2) Business Days before the first day of that period,

(unless

(i)	another day is specified as such in the applicable Reference Rate Terms; or

(ii)

market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days)).

“Quasi-Security” has the meaning given to that term in Clause 24.5 (Negative pledge).

“Quoted Tenor” means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Period” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Company and each Finance Party.

“Reference Rate Terms” means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 11 (Reference Rate Terms) or in any Reference Rate Supplement.

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” means in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means:

(a)	in relation to euro, the European interbank market,

(b)	in relation to NOK, the Norwegian interbank market; and

(c)	in relation to USD or any other currency, the London interbank market,

unless another market is specified in any Reference Rate Terms for such currency, in which case such market will be the “Relevant Market”.

“Relevant Period” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Relevant Person” means:

(a)	the Company and each of its Subsidiaries; and

(b)	each of their directors, officers, employees, agents and representatives.

“Relevant Total Assets” means, in relation to a member of the Group, its total assets less the aggregate of all receivables due from another member of the Group and the value of all intangible assets (including, without limitation, goodwill), as shown in its latest annual audited or quarterly unaudited (as the case may be) unconsolidated financial statements from time to time.

“Repeating Representations” means each of the representations set out in Clause 21 (Representations) (other than those set out in Clause 21.3 (Non-conflict with other obligations), Clause 21.5 (Validity and admissibility in evidence), Clause 21.7 (Deduction of Tax), Clause 21.8 (No filing or stamp taxes), Clause 21.9 (No default), Clause 21.10 (No misleading information), Clause 21.11 (Financial statements), Clause 21.12 (Pari passu), Clause 21.14 (Security and Indebtedness), Clause 21.18 (Anti-Money Laundering Laws).

“Reporting Day” means the relevant day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Restricted Party” means a person:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.

“Restricted Payment” has the meaning given to that term in Clause 28.12 (Restricted Payments).

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the Company for the purpose of refinancing that maturing Loan.

“Sanctions” means any applicable (to any Relevant Person and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means:

(a)	the Norwegian State;

(b)	the United Kingdom;

(c)	the European Union;

(d)	the member states of the European Union;

(e)	the United Nations; or

(f)	the United States of America,

and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions.

“Sanctions List” means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority; and/or

(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority,

in all cases, as amended, supplemented or replaced from time to time.

“Screen Rate” means:

(a)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)

in relation to NIBOR, the Norwegian interbank offered rate administered by Norske Finansielle Referanser AS and calculated in cooperation with Global Rate Set Systems (GRSS) acting as calculation agent (or any other person that takes over the administration and/or calculation of that rate) for the relevant period displayed on page NIBR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means Nordic Trustee AS, acting in its capacity as joint security agent in accordance with the Intercreditor Agreement.

“Security Period” means the period commencing on the first Utilisation Date hereunder and ending the date on which the Agent notifies the Company and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Obligors or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	no Obligor has any future or contingent liability under any provision of this Agreement or any of the other Finance Documents; and

(d)

the Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security created by a Finance Document.

“Security Provider” means any entity providing Transaction Security not being an Obligor.

“Separate Loan” has the meaning given to that term in Clause 7.2 (Cashless Rollover and Separate Loans).

“Shareholder Loan” means any loan(s) granted to the Company by either or both of its Parent Entities.

“Single Employer Plan” means any pension plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code as to which any Obligor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Specified Time” means a day or time determined in accordance with Schedule 8 (Timetables).

“Subordinated Loan” means unsecured debt financing provided to the Company including Shareholder Loans with terms (including aggregate amount) subject to the provisions set out in the Intercreditor Agreement or separate subordination statement on the basis that (i) such loan is fully subordinated to the Secured Obligations, and (ii) any repayment of, or payment of interest under, any such loan in cash is subject to all present and future obligations and liabilities under the Secured Obligations having been discharged in full (unless as otherwise expressly permitted by this Agreement), always subject to delivery to the Agent of a fully executed subordination statement (unless accession is made to the Intercreditor Agreement).

“Subordination Statement” means any subordination statement for the subordination of a Subordinated Loan.

“Subsidiary” means in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	in which a majority of the voting rights are held by the holding company, either alone or pursuant to an agreement with others;

(c)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(d)	which is a Subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to determine the composition of the majority of its board of directors or equivalent body.

“Swap” has the meaning given to that term in section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement contract or transaction that constitutes a Swap.

“Target Asset” means any asset acquired by a member of the Group where the acquisition is financed, in whole or in part, with a Bridge Financing.

“Target Collateral” means any (i) Target Entity and any asset of or claim against such entity, and (ii) Target Asset.

“Target Entity” means any entity or entities acquired by a member of the Group after the Closing Date and financed, in whole or in part, with a Bridge Financing.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Amount” means the Highest Owner Tax Amount divided by such Reference Owner’s proportionate direct or indirect economic ownership interest in the Company.

“Tax Deduction” has the meaning given to that term in Clause 15.1 (Definitions).

“Tax Distribution” has the meaning given to that term in sub-paragraph (i) of paragraph (b) in Clause 24.11 (Restricted Payments).

“Termination Date” means the date falling 2 years and six months after the Bond Issue Date, being 16 May 2026.

“Term Rate Currency” means:

(a)	NOK and EUR; and

(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a)	the applicable Primary Term Rate for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 15.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Test Date” means, for the purpose of a Compliance Certificate, each Quarter Date.

“Third Party Disposal” has the meaning ascribed to such term in Clause 27.3 (Resignation of an Obligor).

“Total Commitments” means the aggregate of the Commitments, being USD 50,000,000 at the date of this Agreement.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	each Guarantee Agreement;

(b)	each of the documents listed as being a Transaction Security Document in Part I or Part II of Schedule 2 (Conditions Precedent);

(c)

and any other document entered into by an Obligor, a Security Provider, or any other person creating or expressed to create any Security over all or any part of its assets in respect of the Secured Obligations.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“UAE” means the United Arab Emirates.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unsecured Financial Indebtedness” means unsecured capital market debt at the Company-level and maturing no earlier than six (6) months after the Bond Maturity Date and with no instalments prior to such date.

“US” and “United States” means the United States of America, its territories and possessions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.

“US Borrower” means a borrower that is organized, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

“US Guarantor” means a Guarantor that is organized, incorporated or formed under the laws of the United States or any State thereof (including the District of Columbia).

“US Obligor” means a US Borrower or a US Guarantor.

“US Tax Obligor” means:

(a)	a borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“VAT” means:

(a)	value added tax as provided for in the Value Added Tax Act of 19 June 2009 no. 58 (No. merverdiavgiftsloven);

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in a member state of the European Union or in the United Kingdom in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears and subject to Clause 1.4 (Dutch Terms) and Clause 1.5 (German Terms), any reference in this Agreement to:

(i)

an “Administrative Party”, the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)

an “amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and “amended” will be construed accordingly;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	a “group of Lenders” includes all the Lenders;

(vi)

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Stockholm time unless specified otherwise.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(f)	The representations and warranties and covenants given in Clauses 21.16 (Sanctions) and 24.2 (Sanctions) respectively shall not apply:

(i)

for the benefit of a Finance Party who notifies the Agent to this effect if an to the extent that it is our would be unenforceable by or in respect of that Finance Party by reason of any violation of, conflict with or liability of Section 7 of the AWV (in conjunction with Sections 12 and 4 of the AWG), any provision of Council Regulation (EC) 2271/1996 (in conjunction with Commission Delegated Regulation (EU) 2018/1100) or any similar anti-boycott laws or regulation by that Finance Party; or

(ii)	to or in favour of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.

(g)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(h)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(i)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i) Schedule 11 (Reference Rate Terms); or

(ii) any earlier Reference Rate Supplement.

(j)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i) Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 13(Cumulative Compounded RFR Rate), as the case may be; or

(ii) any earlier Compounding Methodology Supplement.

(k)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.3	Currency symbols and definitions

“NOK” or “kroner” denote the lawful currency of Norway, “$”, “USD” and “dollars” denote the lawful currency of the United States of America and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Dutch Terms

In this Agreement, where it relates to a Dutch Obligor or any security in the Netherlands, a reference to:

(a)	unless a contrary indication appears, a “director” means a managing director (bestuurder) of that person and “board of directors” means the managing board (bestuur) of such person;

(b)	a “necessary action to authorise” where applicable, includes without limitation:

(i)

any action (if any) required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and (ii) obtaining an unconditional positive or neutral advice (advies) from the competent works council(s) (if any), provided such advise:

(A)	is unconditional; or

(B)

is conditional, but only contains conditions which do not materially and adversely affect the interest of the Lenders and are not likely to cause a breach of any term of any Finance Document, as approved by the Lenders.

(c) “GAAP” means generally accepted accounting principles in the Netherlands, including IFRS.

(d)

“Security” includes a retention of title arrangement (eigendomsvoorbehoud), any mortgage (hypotheek), pledge (pandrecht), right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)

(i)	a “winding-up”, “administration” or “dissolution” includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a “moratorium” includes surseance van betaling and “a moratorium is declared” or “occurs” includes surseance verleend;

(iii)

any “step” or “procedure” taken in connection with insolvency proceedings or “admitting an inability to pay its debts as they fall due” includes a Dutch entity having filed a notice under Section 36 of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) (whether or not pursuant to section 60 of the Act on the Financing of Social Insurances (Wet financiering sociale verzekeringen));

(iv)	a “trustee in bankruptcy” includes a curator;

(v)	an “administrator” includes a bewindvoerder; and

(vi)	an “attachment” includes a beslag.

1.5	German Terms

In this Agreement, where it relates to an entity incorporated or established in Germany or an entity having its centre of main interest (as defined in Article 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) in Germany (a “German Company”) and unless the contrary intention appears, a reference to:

(a)	“AktG” means the German Stock Corporation Act (Aktiengesetz);

(b)	“AWG” means the German Foreign Trade Act (Außenwirtschaftsgesetz);

(c)	“AWV” means the German Foreign Trade Ordinance “Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)”

(d)	“BGB” means the German Civil Code (Bürgerliches Gesetzbuch)

(e)	“director” includes any statutory legal representative(s) (organschaftlicher Vertreter), a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(f)	“gross negligence” means grobe Fahrlässigkeit and “wilful misconduct” means Vorsatz;

(g)	“InsO” means the German Insolvency Code (Insolvenzordnung).

(h)	“insolvency proceedings” includes any insolvency proceedings (Insolvenzverfahren) pursuant to the German Insolvency Code (Insolvenzordnung);

(i)	a person being “insolvent” or “bankrupt” includes that person being in the state of Zahlungsunfähigkeit pursuant to Section 17 InsO or in the state of Überschuldung pursuant to Section 19 InsO;

(j)	“Ipso Facto Event” shall be construed in accordance with Section 119 InsO;

(k)

“merger” includes any corporate measure contemplated by the mG as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other;

(l)	a person being “over-indebted” includes that person being in the state of Überschuldung pursuant to Section 19 InsO;

(m)

a “receiver”, “liquidator”, “administrator”, “administrative receiver” includes any of (i) (preliminary) insolvency administrator ((vorläufiger) Insolvenzverwalter), a Zwangsverwalter, a (preliminary) custodian or creditor’s trustee ((vorläufiger) Sachwalter) in each case to the extent appointed or ordered in accordance with the InsO, as amended and restated from time to time, and (ii) Liquidator appointed in accordance with relevant German corporate laws;

(n)

“Security” includes any land charge (Grundschuld); assignment (Zession) or transfer (Übereignung) for security purposes and (extended) retention of title arrangement ((verlängerter) Eigentumsvorbehalt);

(o)	“Subsidiary” includes a subsidiary within the meaning of Section 17 AktG;

(p)	“UmwG” means the German Transformation Act (Umwandlungsgesetz);

(q)	a person being “unable to pay its debts” includes that person being in a state of Zahlungsunfähigkeit pursuant to Section 17 InsO; and

(r)

“winding-up”, “administration” or “dissolution” (and each of these terms) includes any action taken by a competent court set out in Section 21 InsO or where a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings (Abweisung mangels Masse)) insolvency proceedings over the respective debtor’s assets (Eröffnung des Insolvenzverfahrens), including, includes, without limitation, “Insolvenzverfahren”, “vorläufiges Insolvenzverfahren”, “Eigenverwaltungsverfahren”, “vorläufiges Eigenverwaltungsverfahren” and “Liquidationsverfahren”.

1.6	English language

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German or Dutch translation of a word or phrase appears in the text of this Agreement, the German or Dutch translation of such word or phrase shall prevail.

1.7	Divisions

For all purposes under the Finance Documents, in connection with any division or plan of division under the law of the State of Delaware, in the US (or any comparable event under a different jurisdiction’s laws):

(a)

if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person; and

(b)	if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.8	FA Act

(a)	The Company hereby confirms that it has received and noted the following information in accordance with the FA Act:

(i)

DNB Bank ASA, with registered address Dronning Eufemias gate 30, 0191 OSLO and registered in the Norwegian register of business enterprises with company registration number 984 851 006, is a Norwegian financial enterprise that operates as a bank with authorisation from and under supervision by the Financial Supervisory Authority of Norway (No.: Finanstilsynet, P.O. Box 1187 Sentrum, 0107 Oslo, Norway);

(ii)	as the Facility is available in multiple currencies, changes in the currency exchange rates may constitute a currency risk for the Company; and

(iii)

any information provided by an Obligor to a Finance Party in accordance with this Agreement to comply with section 13 (1) of the Anti-Money Laundering Act, cf. section 3-12 (2) of the FA Act shall be deemed to form part of this Agreement.

(b)

Without prejudice to paragraph (a) above, the Company hereby agrees and accepts, to the extent permitted by law, that this paragraph (b) shall constitute a waiver of the provisions of the FA Act, and further agrees and accepts, to the extent permitted by law, that the provisions of the FA Act that are not mandatory shall not apply to this Agreement or to the relationship between the Finance Parties and the Company.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments; and

2.2	Increase due to cancellation

(a)	The Company may by giving prior notice to the Agent by no later than the date falling five (5) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.4 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 9.2 (Illegality); or

(B)	paragraph (a) of Clause 8.3 (Right of cancellation and repayment in relation to a single Lender),

request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Commitments relating to the Facility so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which is acceptable to the Agent (acting reasonably) and which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)

any increase in the Commitments relating to the Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 26.6 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (h).

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Increase (accordion)

(a)

The Company may by written notice to the Agent at any time, request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in accordance with and subject to the following provisions:

(i)

no existing Lender is committed to provide any increased commitments and no consent of any existing Lender will be required to implement the increase (including any amendment of the Agreement relating thereto), and the Agent shall be authorised by the Lenders to enter into any required amendments to the Agreement to implement the increase;

(ii)	the Total Commitments following such increase may not exceed an amount equal to 25% of the principal amount of the outstanding Bonds (less any amount of Bonds held by a member of the Group);

(iii)	the additional commitment may only be assumed by:

(A)	an existing Lender or any of HSBC, JP Morgan or Skandinaviska Enskilda Banken AB (publ); or

(B)

any other bank or financial institution if each existing Lender has confirmed to the Agent that it is satisfied it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations in relation to the assumption of the increased Commitments by such bank or financial institution;

(iv)

an increase in the Commitments shall be subject to each of the Agent and the Security Agent having received all documents and other evidence in form and substance satisfactory to it evidencing that the guarantees and security provided pursuant to the Transaction Security Documents extend to and secure the additional commitments.

(b)	Upon satisfaction of the conditions referred to in paragraph (a) above, the Agent shall execute an Increase Confirmation from the relevant increase lender, whereupon the increase shall be effective.

(c)

The provisions of Clause 2.2 (Increase due to cancellation) in paragraphs (a) (iv) to (vi) and (d) to (i) shall apply mutatis mutandis to any increase and increase lender referred to in this Clause 2.3.

2.4	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Company shall apply all amounts borrowed by it under the Facility towards financing the general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

The Lenders will only be obliged to comply with Clause 5.4 (Lender’s participation) in relation to any Loan if, on or before the Utilisation Date for that Loan, the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Company are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a) A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)

it is EUR, NOK or such other currency which has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than six (6) Loans would be outstanding.

(b)	Any Loan made:

(i)	by a single Lender under Clause 6.2 (Unavailability of a currency); or

(ii)	as a Separate Loan under Clause 7.2 (Cashless Rollover and Separate Loans),

shall not be taken into account in this Clause 4.4.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Facility;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 12 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of USD 5,000,000 (and, if higher, in integral multiples of USD 1,000,000) or, if less, the Available Facility; and

(ii)

if the currency selected is an Optional Currency, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)

If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Cashless Rollover and Separate Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent), in each case by the Specified Time.

5.5	Cancellation of Commitments

(a)	The Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Facility.

5.6	Clean down

The Company shall ensure that the aggregate of the Base Currency Amounts of:

(a)	all Loans; LESS

(b)	the amount of Consolidated Cash and Cash Equivalent Assets,

as confirmed in a certificate signed by a director or the chief financial officer of the Company provided to the Agent within shall not exceed zero for a period of not less than two successive days in any twelve-month period. Not less than three months shall elapse between two such periods.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

The Company shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the Relevant Market in the amount and for the period required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph b) of Clause 5.4 (Lenders’ participation).

7.	REPAYMENT

7.1	Repayment of Loans

Subject to Clause 7.2 (Cashless Rollover and Separate Loans), the Company shall repay each Loan on the last day of its Interest Period.

7.2	Cashless Rollover and Separate Loans

(a)	Without prejudice to the Company’s obligation under Clause 7.1 (Repayment of Loans) above, if:

(i)	one or more Loans are to be made available to the Company:

(A)	on the same day that a maturing Loan is due to be repaid by the Company;

(B)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)

the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loan to the aggregate amount of those new Loan, the aggregate amount of the new Loan shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loan:

(1)	the Company will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)

each Lender’s participation in the new Loan shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loan; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loan:

(1)	the Company will not be required to make a payment under Clause 31.1 (Payments to the Agent); and

(2)

each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Loan only to the extent that its participation in the new Loan exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loan shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan.

(b)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the relevant Termination Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(c)

The Company to whom a Separate Loan is outstanding may prepay that Separate Loan by giving not less than five (5) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (c) to the Defaulting Lender concerned as soon as practicable on receipt.

(d)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Company by the time and date specified by the Agent (acting reasonably) and will be payable by the Company to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(e)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (a) to (d) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.3	Repayment on the Termination Date

On the Termination Date, the Company must repay all Loans together with all other sums due and outstanding under the Finance Documents.

8.	VOLUNTARY PREPAYMENT AND CANCELLATION

8.1	Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility. Any cancellation under this Clause 8.1 shall reduce the Commitments of the Lenders rateably under the Facility.

8.2	Voluntary prepayment of Loans

The Company may, if it gives the Agent not less than:

(a)	in the case of a Loan which is a Term Rate Loan, three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice; or

(b)	in the case of a Loan which is a Compounded Rate Loan, ten (10) RFR Banking Days’ (or such shorter period as the Majority Lenders and the Agent may agree) prior notice,

prepay the whole or any part of a Loan under the Facility. In the case of partial prepayment of the Facility, such prepayment must be made in an amount that reduces the Base Currency Amount of the Loan by a minimum amount of USD 5,000,000.

8.3	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Company to which a Loan is outstanding shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents.

8.4	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.	MANDATORY PREPAYMENT AND CANCELLATION

9.1	Change of Control

(a)	For the purposes of this Clause 9.1:

a “Change of Control” means:

(i)	prior to an IPO, if the Parent Entities either collectively or individually cease to:

(A)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to

(1)	cast, or control the casting of, more than 66.67% of the maximum number of votes that might be cast at a general meeting of the Company; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company;

(B)	hold beneficially more than 66.67% of the issued share capital of the Company; or

(ii)	following an IPO, if any person or group of persons acting in concert owns or controls (directly or indirectly) more than 33.33% of the shares or the voting rights in the Company;

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

“De-Listing Event” means, after the completion of an IPO, if the shares of the Company ceases to be listed on an Exchange.

“Exchange” means:

(i)	Oslo Børs (the Oslo Stock Exchange); or

(ii)

any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).

(b)	The Company must promptly inform the Agent if it becomes aware of any Change of Control.

(c)

After the Change of Control has occurred, the Company will enter into negotiations with the Agent for a period of up to sixty (60) days to seek to determine a basis satisfactory to all of the Lenders on which the Facility may be continued. Following such period, if no agreement is reached, the Agent must, if so required by a Lender, by ten (10) days’ written notice to the Company:

(i)	cancel the Commitment of that Lender; and

(ii)

declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable, whereupon the Commitments of that Lender will be cancelled and all such Loans and amounts will become immediately due and payable.

(d)	Any such notice from the Agent to the Company made in accordance with paragraph (c) above will take effect at the end of the ten (10) day period.

9.2	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender (or for any Affiliate of a Lender for that Lender) to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so or any act or omission of the Company (or another Relevant Person) causes a breach of Sanctions by a Finance Party:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to Clause 37.5 (Replacement or repayment of a Lender), the Company shall repay that Lender’s participation in the Loans made to the Company on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

9.3	Disposals

Upon the occurrence of the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions, the Facility will be immediately cancelled and shall immediately cease to be available for further utilisation and all Loans, accrued interest and other amounts under the Finance Documents, shall become immediately due and payable.

9.4	Bond Issue headroom

If at any time the Total Commitments exceed 25% of the principal amount of the outstanding Bonds (less any amount of Bonds held by a member of the Group), then the Company shall immediately, and in any event prior to or simultaneously with the completion of any call or put option that would otherwise result in such event, cancel Commitments (for each Lender, pro rata for such Lender’s share of the Commitments) in the amounts required to ensure that the Total Commitments does not exceed such amount and (if relevant) prepay Loans in excess of the Commitments after such cancellation.

10.	RESTRICTIONS

10.1	Notices of cancellation or prepayment

Any notice of cancellation or prepayment given by any Party under Clause 8 (Voluntary prepayment and cancellation) or Clause 9 (Mandatory prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

10.2	Interests and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

10.3	Reborrowing

Unless a contrary indication appears in this Agreement, any part of the Facility which is repaid or prepaid (other than any amount being prepaid under Clause 9 (Mandatory prepayment and cancellation)) may be reborrowed in accordance with the terms of this Agreement.

10.4	Prepayment in accordance with Agreement

The Company may not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase due to cancellation), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

10.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 8 (Voluntary prepayment and cancellation) and Clause 9 (Mandatory prepayment and cancellation), it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate

10.7	Effect of repayment and prepayment on Commitments

If all or a part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing pursuant to the terms of this Agreement (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

10.8	Application of prepayments

Any prepayment of a Loan other than a prepayment pursuant to Clause 8.3 (Right of cancellation and repayment in relation to a single Lender) or 9.2 (Illegality) shall be applied pro rata to each Lender’s participation in that Loan.

11.	INTEREST

11.1	Calculation of interest - Term Rate Loans

The rate of interest on each Term Rate Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

11.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)

If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

11.3	Payment of interest

The Company shall pay accrued interest on that Loan on the last day of each relevant Interest Period (and, if the Interest Period is longer than six (6) Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

11.4	Margin adjustments

(a)

The Margin in relation to each Loan shall be reset as set out in this Clause 11.4 on the date falling five (5) Business Days after the date on which the Agent receives the Company’s consolidated financial statements for the last quarter and relevant compliance certificate in accordance with Clause 22.1 (Financial Statements) and 22.2 (Compliance Certificate) respectively (for the purposes of this Clause 11.4, such date a “Margin Reset Date”).

(b)	The Margin in relation to each Loan shall be as follows depending on the applicable Leverage Ratio:

Leverage Ratio	Margin
Greater than 2.5x	4.25
Greater than 1.0x but less than or equal to 2.5x	3.75
Less than or equal to 1.0x	3.50%

(c)	If an Event of Default has occurred and for so long as it is continuing, the Margin shall be the highest rate set out above for each Loan.

(d)	The Margin may be further adjusted as set out in paragraph (c) of Clause 24.21 (Conditions subsequent).

(e)

If the compliance certificate relating to the relevant annual audited financial statements of the Group shows that a higher rate of Margin should have applied during a certain period, then the Company shall pay to the Agent (for further distribution to the Lenders) the amount necessary to put the Lender(s) in the position they would have been in had the appropriate Margin applied during such period.

11.5	Default interest

(a)

If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph b) below, is one point fifty per cent. (1.50%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of nonpayment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.5 shall be immediately payable by the Company on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Term Rate Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Term Rate Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be one point fifty per cent. (1.50%) per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.6	Notifications

(a)	The Agent shall promptly notify the relevant Lenders and the Company of the determination of a rate of interest relating to a Term Rate Loan.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)	the relevant Borrower of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii)	the relevant Lenders and the Company of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 13.4 (Cost of funds).

(c)	The Agent shall promptly notify the Company of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the Company of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 13.4 (Cost of funds) applies.

(e)	This Clause 11.6 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

11.7	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Clause 11.7 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Maximum Rate (to the extent permitted by applicable law) to the date of repayment, shall have been received by such Lender.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)

Subject to this Clause 12, with respect to any Term Rate Loan, the Company may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders) in relation to the relevant Loan, provided that no more than two (2) Loans with Interest Periods of one (1) month may be elected during any period of twelve (12) months; and

(c)

Subject to this Clause 12, with respect to any Compounded Rate Loan, a Borrower (or the Company) may select an Interest Period of one (1), three (3) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instruction of the Majority Lenders) in relation to the relevant Loan.

(d)	If no Interest Period has been selected in respect of a Loan, the Interest Period for such Loan will be three (3) Months.

(e)	Each Interest Period for a Loan shall start on the applicable Utilisation Date.

(f)	Each Interest Period shall, subject to paragraph (g) below and any adjustments in accordance with Clause 12.2 (Non-Business Days), end on the last Quarter Date in the applicable Interest Period.

(g)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the Facility.

(h)	A Loan has one (1) Interest Period only.

12.2	Non-Business Days

(a)

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)

Notwithstanding paragraph (a) above, any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Interest calculation if no Primary Term Rate

(a)

Interpolated Primary Term Rate: If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b)

Historic Primary Term Rate: If paragraph (a) above applies but no Primary Term Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the Historic Primary Term Rate for that Loan.

(c)	Compounded Reference Rate or cost of funds: If paragraph (b) above applies but no Historic Primary Term Rate is available for the Interest Period of the Loan then:

(i)	if there are no Reference Rate Terms for the currency of that Loan, Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period; or

(ii)

if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A)	there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 11.1 (Calculation of interest - Term Rate Loans) will not apply to that Loan for that Interest Period; and

(B)	that Loan shall be a “Compounded Rate Loan” for that Interest Period and Clause 11.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period; or

(iii)	if:

(A)	“Compounded Reference Rate will not apply as a fallback” and

(B)	“Cost of funds will apply as a fallback”,

are specified in the Reference Rate Terms for that Loan, Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)

there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.3	Market disruption

(a)

If, for any Term Rate Loan before close of business in Oslo on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty per cent. (30.00%) of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of the applicable Screen Rate, then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b)

If, for any Compounded Rate Loan, before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed thirty per cent. (30%) of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

13.4	Cost of funds

(a)

If this Clause 13.4 applies to a Loan for an Interest Period neither Clause 11.1 (Calculation of interest – Term Rate Loans) nor Clause 11.2 (Calculation of interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period and, the rate of interest on each Lender’s share of that Loan for that relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event by close of business in London on the date falling two (2) Business Days after the Quotation Day for any Term Rate Loan or the Reporting Time for any Compounded Rate Loan, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)

If this Clause 13.4 (Cost of funds) applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 13.4 applies pursuant to Clause 13.3 (Market disruption) and:

(i)	in relation to a Term Rate Loan:

(A)	a Lender’s Funding Rate is less than NIBOR or EURIBOR (as applicable); or

(B)	a Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii) above,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be NIBOR or EURIBOR (as applicable).

(ii)	in relation to a Compounded Rate Loan:

(A)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(B)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)

Subject to paragraph (d) above if this Clause 13.4 (Cost of funds) applies but any Lender does not notify a rate to the Agent by time period specified in paragraph (a)(ii) above the relevant Loan the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(f)	If Clause 13.4 (Cost of funds) applies the Agent shall, as soon as possible, notify the Company.

13.5	Break Costs and prepayment fee

(a)

The Company shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Term Rate Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Term Rate Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

(c)

If a Compounded Rate Loan is repaid or prepaid prior to the last day of its Interest Period (other than as a result of a mandatory prepayment) (a “Breakage Event”), the Company shall pay to the Agent (for the account of the Agent) a prepayment fee of EUR 3,000 in respect of each Breakage Event. Such prepayment fee shall be payable within three (3) Business Days of demand by the Agent and no prepayment fee shall be payable for the two first Breakage Events under this Agreement.

14.	FEES

14.1	Commitment fee

(a)

The Company shall pay to the Agent (for the account of each Lender) a fee in USD computed at the rate per annum of forty per cent. (40.00%) of the applicable Margin on that Lender’s Available Commitment under the Facility during the Availability Period.

(b)

The accrued commitment fee is payable on the last day of each successive Quarter Date which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

14.2	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.3	Arrangement fee

The Company shall pay to the Agent (for distribution to the Arranger) an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.4	No fees to a Defaulting Lender

No fees are payable to the Agent (for the account of a Lender) under this Clause 14 for any day on which that Lender is a Defaulting Lender.

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

“US Withholding Tax Form” means whichever of the following is relevant (including in each case any successor form):

(i)	IRS Form W-8BEN or W-8BEN-E

(ii)	IRS Form W-8IMY (with appropriate attachments);

(iii)	IRS Form W-8ECI;

(iv)	IRS Form W-8EXP;

(v)	IRS Form W-9;

(vi)

in the case of a Lender relying on the so-called “portfolio interest exemption,” IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (1) a “bank” described in section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the relevant Obligor within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, or;

(vii)

any other IRS form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest and other payments to that person.

(b)	Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

(a)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company.

(c)

If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required other than to the extent such Tax Deduction is attributable to or results from a Lender’s failure to provide the form, withholding statement or other document, authorisation or waiver required pursuant to Clause 15.9 (US Withholding Tax Forms).

(d)

If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	A Lender and the Company shall co-operate in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

15.3	Tax indemnity

(a)

The Company shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)

is compensated for by an increased payment under Clause 15.2 (Tax gross-up) (or would have been compensated for under Clause 15.2 (Tax gross-up) but was not so compensated solely because any of the exclusions in such clause); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from the Company under this Clause 15.3, notify the Agent.

15.4	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

15.5	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

15.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If the Company is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(i)	where the Company is a US Tax Obligor and the relevant Lender is an Original Lender, a request from the Agent;

(ii)	on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	where the Company is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on IRS Form W-8, IRS Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Company.

(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.

(h)

The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

15.8	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

15.9	US Withholding Tax Forms

On or prior to the date on which a Lender or Agent becomes a Party to this Agreement (and from time to time thereafter upon the request of such Borrower or the Agent, as applicable, or on or before a change in facts that causes the contents of any previously delivered US Withholding Tax Form to become inaccurate), such Lender or Agent shall provide to each such Borrower and Agent, as applicable, two (2) copies of properly completed US Withholding Tax Forms. However, no Lender or Agent shall be required to submit any US Withholding Tax Form if that Lender or Agent is not legally entitled to do so.

16.	INCREASED COSTS

16.1	Increased costs

(a)

Subject to Clause 16.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made; or

(iii)	any change in the implementation or application of, or compliance with, Basel III or CRD IV; or

(iv)

the implementation or application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and any requests, rules, guidelines or directives made under, or issued in connection with, the Dodd-Frank Act, in each case, after the date of this Agreement.

(b)	In this Agreement:

“Basel III” means:

(i)

The agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means EU CRD IV and UK CRD IV.

“EU CRD IV” means:

(i)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(ii)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“UK CRD IV” means:

(i)	CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(ii)

the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 (“WAA”)) implemented CRD and its implementing measures;

(iii)

direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

16.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions

(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)

compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates). For the avoidance of doubt, the definition of Basel II shall not be construed to include any Increased Cost attributable to the implementation or application of or compliance with Basel III or CRD IV (each as defined in paragraph (b) of Clause 16.1 (Increased Costs)); or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Company shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company; or

(e)

any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory authority or enforcement authority or third party concerning any actual or alleged breach of Sanctions by any Finance Party in connection with (directly or indirectly) the Loan.

17.3	Indemnity to the Agent

(a)	The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.2 (Illegality), Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

18.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Company shall promptly on demand pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs

If:

(a)	the Company requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 31.10 (Change of currency) or induced by operation of Clause 13 (Changes to the calculation of interest),

the Company shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.	SECURITY

20.1	Transaction Security

The Secured Obligations shall at all times be secured by the Transaction Security set out below, to be established in accordance with the Agreed Security Principles and Part I of Schedule 2 (Conditions precedent), Clause 24.21 (Conditions subsequent) and Clause 24.13 (Guarantor coverage and Material Subsidiaries):

(a)	guarantees from each Material Subsidiary granted in the form of Guarantee Agreements; and

(b)	first priority share charges or pledges over all the shares issued in any Material Subsidiary (other than MHWirth FZE).

20.2	Ranking and sharing of Transaction Security

The Transaction Security created by the Transaction Security Documents shall secure the Secured Obligations in accordance with the terms of the Intercreditor Agreement.

21.	REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement in respect of itself and each Obligor.

21.1	Status

(a)	Each Obligor is a limited liability company.

(b)

Each Obligor and each of the Material Subsidiaries are duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

21.2	Binding obligations

Subject to any general principles of law limiting its obligations which are referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), Clause 24.21 (Conditions subsequent) or Clause 27 (Changes to the Obligors):

(a)	the obligations expressed to be assumed by an Obligor in each Finance Document are, legal, valid, binding and enforceable obligations; and

(b)	each Finance Document to which it an Obligor a party is in the proper form for its effective enforcement in the jurisdiction of its incorporation.

21.3	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to the extent a conflict with it has or is reasonably likely to have a Material Adverse Effect.

21.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence

As at the date of this Agreement, all Authorisations required by an Obligor:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in, and the transactions contemplated by, the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected (as appropriate) and are in full force and effect.

21.6	Governing law and enforcement

Subject to any general principles of law limiting its obligations which are referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 27 (Changes to the Obligors):

(a)

the choice of governing law of the Finance Documents will be recognised and enforced in the jurisdiction of incorporation of each Obligor, any jurisdiction where any asset subject to or intended to be subject to the Transaction Security Documents is located and any jurisdiction where an Obligor conducts any material part of its business; and

(b)

any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Obligor, any jurisdiction where any asset subject to or intended to be subject to the Security Documents is located and any jurisdiction where an Obligor conducts any material part of its business.

21.7	Deduction of Tax

The Company is not required to make any Tax Deduction from any payment it may make under any Finance Document.

21.8	No filing or stamp taxes

Under the law of the jurisdiction of incorporation of each Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than statutory stamp duty, registration and notarial fees required in order to perfect the Transaction Security and make the Finance Documents admissible before any public agencies and courts in any relevant jurisdiction.

21.9	No default

(a)	No Default is continuing or will result from the entry into of, or the performance of any transactions contemplated by, any Finance Document.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on an Obligor or any of its Subsidiaries or to which an Obligor (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.10	No misleading information

Save as disclosed in writing to the Agent, the Arrangers and/or the Lenders prior to the date of this Agreement, as at the date of this Agreement, the factual information contained in any written information provided by or on behalf of the Company to the Agent, the Arrangers and/or the Lenders for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated (except to the extent updated prior to the date of this Agreement), opinions expressed about the Group were honestly held and all projections were based on assumptions considered to be reasonable as at their date and all such information, opinions and assumptions were provided in good faith and after due enquiry.

21.11	Financial statements

The audited financial statements most recently delivered to the Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

21.12	Pari passu ranking

The payment obligations of the Obligors under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings (other than frivolous or vexatious claims) of or before any court, arbitral body or agency which, if adversely determined, have or is reasonably likely to have a Material Adverse Effect have (to its knowledge) been started or threatened against it or any of its Subsidiaries.

21.14	Security and Indebtedness

As at the date of this Agreement, there is no Security over any of its or its Subsidiaries’ assets other than as permitted under Clause 24.5 (Negative pledge) and no member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.15	Immunity

(a)

The entry into by each Obligor of each Finance Document constitutes, and the exercise by them of their rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	No Obligor will be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken it its jurisdiction of incorporation in relation to any Finance Document.

21.16	Sanctions

No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions;

(c)	engaged in any trade, business or other activities with or for the benefit of any Restricted Party; or

(d)	subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

21.17	Anti-corruption laws

Each member of the Group has conducted and shall conduct its business with the aim of complying with all applicable anti-corruption laws and has instituted and maintained adequate policies and procedures designed to promote and achieve compliance with such laws.

21.18	Anti-Money Laundering Laws

The Company, its Subsidiaries and their respective officers and directors and, to the knowledge of the Company and its employees, are in compliance in all respects with anti-money laundering laws and have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

21.19	Margin Regulations

No part of the proceeds of any Loan is being used for “buying” or “carrying” (within the meaning of Regulation T, U or X) any Margin Stock or for any purpose which violates the provisions of the regulations of the Federal Reserve Board; additionally, following the application of the proceeds of each Loan, not more than 25 percent of the value of the assets of the Obligors (on a consolidated basis) is to be invested in Margin Stock.

21.20	Investment Company Act

No Obligor is an “investment company” as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

21.21	Interpretation applicable to any German Obligor

This Clause 21 shall not be interpreted or applied to any Obligor resident (Inländer) in Germany within the meaning of Section 2 paragraph 15 of the AWG, respectively, to the extent that the representation under this Clause 21 would violate or expose such Obligor or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union or Germany, respectively, and applicable to such Obligor (including without limitation Council Regulation 2271/96 and Section 7 of the AWV in connection with Sections 12 and 4 of the AWG). This shall apply mutatis mutandis to any Obligor which is subject to similar anti-boycott laws.

21.22	Repetition

The Repeating Representations are deemed to be made by the Company in respect of each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and on the first day of each Interest Period; and

(b)	in the case of an Additional Guarantor and the Company, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

22.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 22:

“Annual Financial Statements” means the financial statements delivered pursuant to paragraph (a) of Clause 22.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 22.1 (Financial statements).

22.1	Financial statements

The Company shall supply to the Agent (for further distribution to the Lenders):

(a)

as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

(b)

as soon as the same become available, but in any event within sixty (60) days after the end of each consecutive three (3) Months period ending on a Quarter Date, its unaudited consolidated financial statements for that Financial Quarter.

22.2	Compliance Certificate

(a)

The Company shall supply to the Agent, with each set of Financial Statements delivered by it pursuant to paragraph (a) or (b) of Clause 22.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants) as at the date as at which those Financial Statements were drawn up, and an updated list of Material Subsidiaries.

(b)

The Company shall include with each Compliance Certificate, an overview showing the maximum aggregate commitments in respect of revolving credit facilities and/or Permitted Guarantee Facilities for the Group with super senior ranking in accordance with the Intercreditor Agreement. If any such commitments have been utilised to issue guarantees, the Company shall include the currency and maximum liability of any issued guarantee and, if denominated in a currency other than USD, the amount of such liability converted into USD as at the relevant Quarter Date.

(c)	Each Compliance Certificate shall be signed by a director or the chief financial officer (or an equivalent officer) of the Company.

22.3	Requirements as to Financial Statements

(a)

The Company shall procure that each set of Financial Statements delivered by it pursuant to Clause 22.1 (Financial statements) shall be certified by a director of the relevant company to (if audited) give a true and fair view of, or (if unaudited) fairly presents, its financial condition and operations as at the date as at which those Financial Statements were drawn up.

(b)

The Company shall procure that each set of Financial Statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Company unless, in relation to any set of Financial Statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those Financial Statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those Financial Statements and the Original Financial Statement.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statement was prepared.

22.4	Information: miscellaneous

(a)	The Company shall supply to the Agent (for further distribution to the Lenders):

(i)	copies of all documents dispatched by the Company to its creditors generally at the same time as they are dispatched;

(ii)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending (other than frivolous or vexatious claims) against any member of the Group, and which have or might, if adversely determined, reasonably be expected to have a Material Adverse Effect;

(iii)

promptly on request, such further information regarding the financial condition, business and operations of the Company or any other member of the Group as any Finance Party (through the Agent) may reasonably request; and

(iv)	promptly upon becoming aware of them, the details of any material Environmental Claim.

22.5	Information related to Sanctions

The Company shall notify the Agent (in writing) promptly upon becoming aware of the relevant event and giving full details, if it or any other Relevant Person:

(a)	becomes, or is reasonably likely to become, a Restricted Party; or

(b)	has any direct or indirect dealing with any Restricted Party which gives rise or is likely to give rise to a material adverse effect on the reputation of any Finance Party;

(c)

is subject to, involved in or threatened with any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions and shall notify the Agent of the steps, if any, being taken to address it; or

(d)	is in breach of any of the provisions in Clauses 21.16 (Sanctions) or 24.2 (Use of proceeds Sanctions) of this Agreement.

22.6	Notification of default

(a)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two (2) of its directors on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.7	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten (10) Business Days.

22.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall procure that each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 27 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

22.9	ERISA

The Company shall procure that each Obligor shall:

(a)	promptly upon a request by the Agent or a Lender, deliver to the Agent copies of the Annual Report (IRS Form 5500 Series) including all Schedules SB with respect to each Single Employer Plan; and

(b)

within seven days after any Obligor becomes aware that any ERISA Event has occurred with respect to an Obligor or an ERISA Affiliate or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Agent a statement signed by a director or other authorized signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event.

23.	FINANCIAL COVENANTS

23.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)

including the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as EBITDA) of a member of the Group for the Relevant Period (or attributable to a business or assets acquired by a member of the Group during such period) prior to it becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets: and/or

(b)

excluding the operating profit before interest, tax, depreciation, amortisation and impairment charges (calculated on the same basis as EBITDA) for the Relevant Period of any member of the Group (or, as the case may be, any business or assets) sold or disposed of by a member of the Group during such period.

“Consolidated Cash and Cash Equivalent Assets” means, at the date of calculation (on a consolidated basis for the Group), the aggregate amount of the Group’s:

(c)	cash in hand or on deposit held by any member of the Group with any bank or financial institution; and

(d)	cash equivalents of any member of the Group (as such assets would be reported in the financial statements of the Company drawn up in accordance with GAAP),

that, in each case, is unencumbered by any Security or Quasi-Security (as defined in Clause 24.5 (Negative pledge)) (other than (i) arising pursuant to any netting, set-off, cash management, cash pooling or consolidation or combination of accounts in accordance with the Group’s banking arrangements and (ii) any cash deposited as Security for any Consolidated Total Borrowings).

“Consolidated Finance Costs” means, in relation to a Relevant Period, all finance costs (whether paid, payable or added to principal) incurred by the Group during that period calculated on a consolidated basis, however excluding any PIK Interest under any Subordinated Loan.

“Consolidated Net Total Borrowings” means Consolidated Total Borrowings less the amount of Consolidated Cash and Cash Equivalent Assets.

“Consolidated Total Borrowings” means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Company drawn up at that time under GAAP (and without double counting):

(a)	any moneys borrowed;

(b)	any bond, note, debenture, loan stock or other similar instrument but only to the extent that this constitutes Financial Indebtedness;

(c)	any Finance Lease;

(d)	any moneys owing in connection with the sale or discounting of receivables (except to the extent on non-recourse terms); and

(e)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group, provided that any amount drawn under any Subordinated Loan shall not constitute or be included in the calculation of Consolidated Total Borrowings.

“Consolidated Total Equity” means, in respect of the Group and at any time, the sum of (i) aggregate amount of the Group’s equity and (ii) the aggregate outstanding principal amount of Subordinated Loans.

“EBITDA” means, in respect of any Relevant Period, the operating profit of the Group (on a consolidated basis) from ordinary activities (i.e. excluding the results from discontinued operations):

(a)

before deducting (i) any amount of tax on profits, gains or income whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period, or (ii) any amounts distributed in respect thereof pursuant to Clause 24.11 (Restricted Payments);

(b)	before deducting any finance charges or amounts accrued in the nature of non-cash interest accrued or payable in respect of any Subordinated Loans;

(c)	before adding any interest receivable by or accruing in favour of any member of the Group;

(d)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets (including, without limitation, amortisation or impairment of any goodwill or intangible assets);

(e)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(f)

before taking into account any items of an exceptional or non-recurring nature which provided that items excluded in accordance with this paragraph have not already been adjusted for on a “pro forma basis” and will in aggregate not exceed, for any Relevant Period thereafter, 10 per cent. of EBITDA for the applicable Relevant Period (prior to giving effect to such exclusions);

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative which is accounted for on a hedge accounting basis);

(h)

after adding back (or deducting), as the case may be, the amount of any loss or gain against book value arising on a Disposal of any assets (other than in the ordinary course of trading), any loss or gain arising from an upward or downward revaluation of any asset, including without limitation impairment charges, asset write-offs, inventory revaluations, obsolescence charges, amortization of intangibles and other fair value adjustments;

(i)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(j)

before taking into account any cost of or income from retirement benefit plans other than any cost of benefit entitlements earned in the relevant accounting period (i.e. none of any cost recognized in respect of any prior period); and

(k)	plus or minus the Group’s share of the profit or losses (after finance costs and tax) of non-members of the Group (i.e. who are not consolidated in when preparing the relevant financial statements);

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with GAAP as in force at the date of this Agreement, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019 (IAS 17), have been treated as an operating lease).

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Gearing Ratio” means the ratio of Consolidated Net Total Borrowings to Consolidated Total Equity.

“Interest Cover Ratio” means the ratio of Adjusted EBITDA to Net Interest Expenses in respect of any Relevant Period.

“Leverage Ratio” means the ratio of Consolidated Net Total Borrowings to Adjusted EBITDA in respect of any Relevant Period.

“Liquidity” means the aggregate amount of Consolidated Cash and Cash Equivalent Assets and any undrawn committed credit facilities of the Group which are available for immediate (subject to any customary drawdown period) drawing for general corporate purposes.

“Net Interest Expenses” means the Consolidated Finance Costs less the amount of interest income received by or accrued in favour of the Group during a Relevant Period (and provided that income accrued in one period may not be accounted for a second time as income received when actually received).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December in a Financial Year.

“Relevant Period” means a period of four (4) Financial Quarters of the Company ending on a Quarter Date.

23.2	Interpretation

(a)

Except as provided to the contrary in this Agreement, an accounting term used in this Clause 23 is to be construed and the accounting items are to be treated/recognised in accordance with GAAP and the accounting principles applied in connection with the Original Financial Statements, adjusted, if necessary, to reflect IAS 17 and exclude effects of equal treatment of financial and operational leasing (consistent with the definition of “Finance Lease”).

(b)

Amounts will be specified in USD, and, if to be converted from another currency, will be calculated on the basis of the relevant rates of exchange used by the Company in or in connection with its most recent financial statements.

(c)	No item must be credited or deducted more than once in any calculation under this Clause 23.

23.3	Financial condition

The Company shall ensure that at all times:

(a)	Liquidity: Liquidity shall not be less than USD 30,000,000.

(b)	Gearing Ratio: The Gearing Ratio shall not exceed 1.00:1.00.

(c)	Interest Cover Ratio: The Interest Cover Ratio is not less than 2.50:1.00.

23.4	Financial testing

The financial covenants set out in Clause 23.3 (Financial condition) shall:

(a)	be tested first time with reference to the Quarter Date immediately following the Closing Date, and thereafter on each Quarter Date;

(b)

be tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 22.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate);

(c)

for the purpose of testing the financial covenants in paragraph (c) (Interest Cover Ratio) of Clause 23.3 (Financial condition) for each of the Relevant Periods ending on a Quarter Date which is less than 12 months after the Closing Date, actual Net Interest Expense since the Closing Date shall be annualised.

23.5	Equity Cure

(a)

If the Company is in breach of any financial covenant set out in Clause 23.3 (Financial condition), the Company may remedy such breach by contribution of new share capital or Subordinated Loans from the Company’s shareholders (the amount thereof being the “Cure Amount” and such cure of breach of financial covenants, an “Equity Cure” provided that:

(i)	the Cure Amount has been paid to the Company within 20 Business Days after the date that the Compliance Certificate was delivered or should have been delivered (the “Equity Cure End Date”);

(ii)

the Cure Amount is sufficient to ensure that a recalculation of the relevant financial covenant in accordance with paragraph 23.5(b) below as at the relevant calculation date would not show a breach of the relevant financial covenant on such calculation date if the Cure Amount had at such time been taken into consideration in such calculations;

(iii)

the Company, no later than on the Equity Cure End Date, provides to the Agent a Compliance Certificate evidencing compliance with the financial covenants as at the relevant calculation date by recalculating the financial covenants with the adjustments set out in paragraph (b) below.

(b)	The Cure Amount shall be applied towards:

(i)	Consolidated Cash and Cash Equivalent Assets in the case of a breach of Gearing Ratio or Liquidity; and

(ii)

Consolidated Finance Cost (as though the underlying debt on which the Consolidated Finance Cost accrued had been reduced by that amount on the first day of the Relevant Period) in the case of a breach of Interest Cover Ratio.

(c)	No more than two Equity Cures may be effected during the term of this Agreement.

23.6	Incurrence Test

If, in accordance with this Agreement. the Company is required to perform an Incurrence Test for the incurrence of Financial Indebtedness or the making of a Restricted Payment, the Company shall submit to the Agent a Compliance Certificate (in form and substance satisfactory to the Agent) signed by the chief executive officer or the chief financial officer of the Company in respect of each Incurrence Test to be made pursuant to the terms of this Agreement, promptly upon the making of that Incurrence Test (which shall contain figures and calculations evidencing (in reasonable detail) compliance with the relevant Incurrence Test) with the relevant transaction included pro forma.

The Incurrence test is met if:

(a)	In respect of incurrence of new Financial Indebtedness:

(i)	the Leverage Ratio is equal to or less than 2.50:1.00; and

(ii)	the Interest Cover Ratio is equal to or greater than 2.75:1.00;

(b)	in respect of any Restricted Payment, the Leverage Ratio is equal to or less than 1.75:1.00; and

(c)	(in either case) no Event of Default has occurred and is continuing or would result from the making of such transaction,

and provided that:

(i)	when calculating the Leverage Ratio for the purpose of the Incurrence Test:

(A)	the calculation shall be made as per a testing date determined by the Company, falling no earlier than 30 days prior to the event relevant for the application of the Incurrence Test;

(B)

the Consolidated Net Total Borrowings shall be measured on the relevant testing date so determined, shall include the full principal amount of the Financial Indebtedness in respect of which the Incurrence Test is applied and shall exclude any Financial Indebtedness which shall be refinanced with the new Financial Indebtedness (however, any cash balance resulting from the incurrence of such Financial Indebtedness shall not reduce the Consolidated Net Total Borrowings).

(C)

the figures for Adjusted EBITDA for the Relevant Period (or a later Relevant Period if applicable) immediately prior to the testing date (unless the testing date is a financial quarter end) shall be used for the Incurrence Test, but adjusted so that:

(1)

the operating profit before interest, tax, depreciation, amortisation and impairment changes (calculated on the same basis as EBITDA) of any member of the Group (or attributable to a business or assets acquired by a of any member of the Group) acquired or disposed of or in respect of any discontinued operations after the end of the Relevant Period but before the relevant testing date, shall be included or excluded (as applicable), pro forma, for the entire Relevant Period; and

(2)

any company, business, undertaking or assets to be acquired with the proceeds from new Financial Indebtedness in respect of which the Incurrence Test is applied shall be included, pro forma, for the entire Relevant Period.

23.7	Changes to GAAP

If, after the date of this Agreement, any changes are being introduced (including, without limitation, changes to or elimination of any term used in this Agreement) to or under GAAP, the Company and the Agent shall jointly conduct a review of the impact of such changes for the Group (including, without limitation, whether such changes would have any impact on the financial covenants set out in Clause 23.3 (Financial condition) or any of the general undertakings set out in Clause 24 (General undertakings)), and (if relevant) the Parties shall enter into such amendments to this

Agreement as may be required to arrive at the same financial covenants and/or general undertakings as if no such changes to GAAP had been introduced (any such amendments shall take effect as of the time when the introduced change(s) is/are making an impact on calculations based upon the consolidated financial statements of the Company).

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

The Company shall procure that each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if and when requested by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is party.

24.2	Sanctions

(a)	The Company shall ensure that no Relevant Person will take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(i)	is a breach of Sanctions;

(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party; and/or

(iii)

causes any Finance Party to be involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

(b)

The Company shall ensure that no Relevant Person will take any action or make any omission that results, or is likely to result, in it or any Finance Party becoming a Restricted Party or otherwise a target of sanctions (“target of sanctions” signifying an entity or person (“Target”) that is a target of laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes by virtue of prohibitions and/or restrictions being imposed on any US person or other legal or natural person subject to the jurisdiction or authority of a US Sanctions Authority which prohibit or restrict them from them engaging in trade, business or other activities with such Target without all appropriate licenses or exemptions issued by all applicable US Sanctions Authorities).

(c)	The Company shall ensure that each member of the Group will maintain appropriate policies and procedures to:

(i)	identify any risks to its business as a result of Sanctions; and

(ii)	promote and achieve compliance with its obligations under paragraphs (a) and (b) above.

(d)

The undertakings in this Clause 24.2 shall not be interpreted or applied to any Obligor resident (Inländer) in Germany within the meaning of Section 2 paragraph 15 of the AWG, respectively, to the extent that the obligations under this Clause 24.2 would violate or expose such Obligor or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union or Germany, respectively, and applicable to such Obligor (including without limitation Council Regulation 2271/96 and Section 7 of the AWV in connection with Sections 12 and 4 of the AWG). This shall apply mutatis mutandis to any Obligor which is subject to similar anti-boycott laws.

24.3	Compliance with laws

The Company shall ensure that each member of the Group will comply in all respects with all laws to which it is or may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

24.4	Pari passu ranking

The Company shall procure that each Obligor ensures that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

24.5	Negative pledge

(a)	In this Clause 24.5, “Quasi-Security” means an arrangement or transaction described in paragraph (c) below.

(b)	The Company shall ensure that no member of the Group will create or permit to subsist any Security over any of its assets.

(c)	The Company shall ensure that no member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security or (as the case may be) Quasi-Security which is Permitted Security.

24.6	Continuation of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

24.7	Insurance

The Company must (and must ensure that each member of the Group will) insure its business and assets with financially sound and reputable insurance companies (which shall be deemed to include, for the avoidance of doubt, Aker Insurance AS and any member of the Group which is an insurance company) to such an extent and against such risks as companies engaged in a similar business normally insure.

24.8	Environmental matters

(a)

The Company must ensure that each member of the Group will comply with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	The Company must, promptly upon becoming aware, notify the Agent of:

(i)	any Environmental Claim which is current, or to its knowledge, pending or threatened against it or an Obligor; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim against it or an Obligor,

in each case, which has or, if substantiated, is reasonably likely to have a Material Adverse Effect.

24.9	Financial Indebtedness restrictions

(a)	No member of the Group may incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Permitted Financial Indebtedness:

24.10	Merger

The Company shall ensure that no member of the Group will:

(a)

carry out any merger or other business combination or corporate reorganisation, involving the consolidation of assets and obligations of the Company or a member of the Group with any other person other than with another member of the Group;

(b)	any demerger or other corporate reorganisation having the same or equivalent effect as a demerger involving the Company and any member of the Group,

if such merger, demerger, combination or reorganisation would have a Material Adverse Effect and provided that (1) the Company shall always be the surviving entity in a merger involving the Company, and (2) in the case of any merger involving an Obligor, the combined entity shall, subject to the Agreed Security Principles and to the extent it remains a Group Company post-merger, ensure that any guarantee and Transaction Security provided by it or in respect of it shall continue in full force and effect.

24.11	Restricted Payments

(a)	The Company shall not:

(i)

declare, make or pay any dividend or other distribution (or interest on any unpaid dividend or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or make any kind of value transfer including repayment or servicing of Subordinated Loans;

(ii)	repay or distribute any of its share premium reserve; or

(iii)	redeem, repurchase, defease, retire or repay any of its share capital

(collectively, “Restricted Payments”).

(b)	Paragraph (a) above does not apply to any such Restricted Payment:

(i)

in respect of any taxable period for which the Company is a disregarded entity or a partnership for U.S. federal income tax purposes (except in the case in which the Company is wholly-owned (directly or indirectly) by a corporation for U.S. federal income tax purposes), Restricted Payments to any direct or indirect owners of the Company in an amount, with respect to each owner and each taxable period, not to exceed such owner’s proportionate share of the Tax Amount for such taxable period (collectively, “Tax Distributions”); or

(ii)

following the earlier of an IPO and 31 December 2025, if the Incurrence Test is met if tested pro forma immediately after giving effect to the completion of the relevant transaction, and, in an amount which does not exceed 50.00 per cent of the net profit (after tax) in the then latest Annual Financial Statements.

If in any Financial Year (the “Original Financial Year”) the amount of the Restricted Payments made is less than the amount permitted for that Original Financial Year, then the Restricted Payments for the immediately following Financial Year (the “Carry Forward Year”) shall be increased by an amount (the “Permitted Carry Forward Amount”) equal to the amount which could have been paid in the Original Financial Year in accordance with the provisions of this Clause, subject always to the incurrence test set out above.

(iii)	following an IPO any Restricted Payment made by utilizing net cash proceeds received by the Group from such IPO towards partial or full repayment of any Shareholder Loans.

24.12	Arm’s length transactions

The Company shall not, and shall not permit any other member of the Group to, without the prior written consent of the Majority Lenders, engage in, or permit any of its Subsidiaries to engage in, directly or indirectly, any transaction (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service) with any Affiliate which is not a member of the Group where the terms are less favourable to the Company or such Subsidiary, as the case may be, than those that could be obtained by the Company or such Subsidiary, as the case may be, in an arm’s length transaction at the time from persons which are not an Affiliate of the Company.

24.13	Guarantor coverage and Material Subsidiaries

(a)	The Company shall together with delivery of each of its Annual Financial Statements nominate as Material Subsidiaries:

(i)	any member of the Group in respect of which for at least two (2) consecutive Financial Quarters:

(A)	its Relevant Total Assets equal or exceed 10 per cent. of Consolidated Relevant Total Assets;

(B)	its revenues equal or exceed 10 per cent. of the revenues of the Group; or

(C)	its Adjusted EBITDA equals or exceeds 10 per cent. of the Group’s consolidated Adjusted EBITDA,

in each case, calculated on an unconsolidated basis and excluding any intra-Group items and investments in subsidiaries; and

(ii)	any other member of the Group which has been designated as a “Material Subsidiary” by the Company.

(b)

Subject to the Agreed Security Principles, the Company shall procure that it together with the Material Subsidiaries (for purposes of this clause (b), calculated for each such entity on an individual basis and not on a consolidated basis with its subsidiaries) shall constitute at least 80% of the Consolidated Relevant Total Assets, revenues and Adjusted EBITDA of the Group.

(c)

For the purpose of determining the Material Subsidiaries, Relevant Total Assets, Consolidated Relevant Total Assets, revenues or Adjusted EBITDA shall be calculated by reference to the most recent Financial Statements (with any pro forma adjustments required for the calculation of the Adjusted EBITDA).

(d)

Subject to the Agreed Security Principles, the Company shall ensure that any new Material Subsidiary accedes as an Additional Guarantor and that Transaction Security is granted in respect of such Material Subsidiary, by delivering to the Agent such documents and other evidence as are required under paragraph (a) of Clause 27.2 (Additional Guarantors) in each case no later than forty (40) Business Days after its nomination pursuant to this Clause 24.13.

(e)

Subject to the Agreed Security Principles, the Company is entitled to (in addition to the obligations set out in paragraph (a) above to nominate Material Subsidiaries one additional time per year on the basis of the latest Quarterly Financial Statements, otherwise pursuant to paragraphs (a) to (d) above, which shall apply mutatis mutandis to such additional nomination of Material Subsidiaries.

(f)

The Company may re-designate any entity (A) which is no longer obligated to be a Material Subsidiary pursuant to the above criteria, however limited to once per financial year, or (B) being the subject of a planned Disposal, merger or demerger permitted under this Agreement, ten (10) Business Days prior to such Disposal, merger or demerger, and in each case request the release of any guarantee obligations and Transaction Security provided by or in respect of such entity.

24.14	Anti-corruption laws

(a)

The Company shall ensure that no member of the Group will use the proceeds of the Facilities for any purpose which would breach the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, any other anti-corruption laws or other similar legislation in other jurisdictions.

(b)	The Company shall ensure that each member of the Group will, in connection with this Agreement:

(i)	aim to conduct its business in compliance with all applicable anti-corruption laws and anti-money laundering laws; and

(ii)	maintain adequate policies and procedures designed to promote and achieve compliance with such laws.

24.15	Financial Support (loans, credit, guarantees)

(a)	Except as permitted under paragraph (b) below, the Company shall ensure that no member of the Group will) grant or permit to subsist any Financial Support to or for the benefit of any person.

(b)	Paragraph (a) above does not apply to Permitted Financial Support.

24.16	Ownership of the Group

The Company shall at all times be the direct or indirect holder of all ownership interests in all the members of the Group.

24.17	Amendments to the Bond Agreement

The Company shall not without the prior written consent of the Agent (acting on the instructions of the Lenders) amend, vary, novate, supplement, supersede, waive or terminate any term of the Bond Agreement if such amendment, variation, novation, supplement, supersession, waiver or termination would result in the occurrence of the Bond Maturity Date falling before the date falling six months after the Termination Date.

24.18	Hedging arrangements

(a)	Each Lender (or its Affiliates in capacity as Hedge Counterparty) shall have a first right of refusal in relation to interest and/or currency hedging relating to the Facility on competitive terms.

(b)

The Company shall notify each of the Lenders of its intention to enter into any interest and/or currency hedging agreements and the key terms obtained, as mentioned under paragraph (a) above, allowing each Lender (in its or an Affiliate’s capacity as Hedge Counterparty) to exercise their right of first refusal within a period of ten (10) Business Days following such notice.

24.19	Margin Regulations

No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “buying” or “carrying” any Margin Stock or to extend credit to others for the purpose of “buying” or “carrying” any Margin Stock (in each case within the meaning of Regulation T, U or X) or for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

24.20	Margin Regulations

The Company shall ensure that it no Obligor has, or could not reasonably be expected to have, any material amount of liability, contingent or otherwise, with respect to an employee benefit plan which is subject to Title IV of Employee Retirement Income Security Act of 1974 or Section 412 of the Internal Revenue Code.

24.21	Conditions subsequent

The Company shall ensure that, by the date falling 40 Business Days after the Bond Issue Date:

(a)

Each of the Material Subsidiaries listed in Schedule 5 to this Agreement (other than the Original Obligors) accedes as an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors), that a first priority share charge or pledge is established over all of the shares issued by any Material Subsidiary (other than MHWirth FZE) and that the Agent receives all of the other documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to such Material Subsidiaries, each in form and substance satisfactory to the Agent.

(b)

IHCo is established as a direct wholly owned subsidiary of the Company and transfer all shares of each of the Company’s directly owned Subsidiaries to IHCo so that IHCo becomes a direct or indirect holding company of each other member of the Group (other than the Company) (the “IHCo Reorganisation”) and that, from the date of completion of the IHCo Reorganisation, that IHCo accedes as an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors), that a first ranking share pledge is established over all of the shares issued by IHCo and that the Agent receives all of the other documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to IHCo, each in form and substance satisfactory to the Agent.

(c)

Failure to complete the IHCo Reorganisation as set out in paragraph (b) above shall not constitute an Event of Default. If the IHCo Reorganisation has not been completed by the date falling 40 Business Days after the Bond Issue Date, then from such date and until such date when the IHCo Reorganisation has been completed, the Margin shall be adjusted such that it is one percentage point per annum higher that it would otherwise have been.

24.22	People with significant control regime

The Company shall ensure that each member of the Group will:

(a)

within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b)	promptly provide the Security Agent with a copy of that notice.

24.23	Centre of main interests and establishments

The Company shall procure that, for the purposes of Regulation (EU) 2015/848 of 20 May 2015 by the European Parliament and of the Council on Insolvency Proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” as that term is used in article 2(10) of the Regulation in any other jurisdiction.

25.	EVENTS OF DEFAULT

25.1	General

(a)	Each of the events or circumstances set out in Clause 25 is an Event of Default (save for this Clause 25.1 and Clause 25.15 (Acceleration).

(b)	In this Clause 25:

“Permitted Transaction” means:

(i)

an intra-Group re-organisation of one or more Subsidiaries on a solvent basis (which may include the winding-up or dissolution of a Subsidiary, or, to the extent permitted under Clause 24.10, any amalgamation, demerger, merger, or corporate reconstruction involving any two or more Subsidiaries);

(ii)	any other transaction agreed in writing by the Majority Lenders.

25.2	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

25.3	Financial covenants

Subject to Clause 23.5 (Equity Cure), any requirement of Clause 23 (Financial covenants) is not satisfied.

25.4	Sanctions

(a)	Any Relevant Person becomes a Restricted Party.

(b)	An act or omission of a Relevant Person causes a breach of Sanctions by any Finance Party.

25.5	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.2 (Non-payment), Clause 25.3 (Financial covenants) and Clause 25.4 (Sanctions)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of the Agent giving notice of the breach to the Company or any Obligor becoming aware of the failure to comply.

25.6	Misrepresentation

Any representation or warranty made or deemed to be repeated by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within twenty (20) Business Days of the earlier of the Agent giving notice or the Obligor becoming aware of the misrepresentation.

25.7	Cross default

(a)	Any Financial Indebtedness of a Material Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of a Material Group Member:

(i)	becomes due and payable prior to its specified maturity;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand;

in each case, as a result of an event of default or any provision having a similar effect (however described).

(c)

Any commitment for any Financial Indebtedness of a Material Group Member is cancelled or suspended by a creditor as a result of an event of default or any provision having a similar effect (however described), provided that this shall not apply in respect of any wholly-unutilised facility.

(d)

No Event of Default will occur under this Clause 25.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than USD 10,000,000 (or its equivalent in any other currency or currencies) at any time.

25.8	Insolvency

(a)

A Material Group Member or a Security Provider is unable to pay its debts as they fall due or is insolvent or (in case of a Material Group Member being a German Company) (i) is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of Section 17 InsO or (ii) is over-indebted (überschuldet) within the meaning of Section 19 InsO).

(b)	A Material Group Member or a Security Provider suspends making payments on any of its debts or announces an intention to do so.

(c)

A Material Group Member or a Security Provider by reason of actual or anticipated financial difficulties, commences negotiations with one or more of any class of its creditors (excluding the Finance Parties in such capacity) with a view to rescheduling or restructuring any of its indebtedness (in case of a Material Group Member being a German Company with a view to rescheduling or otherwise re-negotiates its indebtedness for any of the reasons set out in Sections 17 or 19 InsO).

(d)

The value of the assets of a Material Group Member or a Security Provider is less than its liabilities (taking into account contingent and prospective liabilities) and where such situation requires the relevant Material Group Member or Security Provider to take some corporate action to remedy the situation, which action it cannot take or does not diligently pursue and in any event which it has not taken within the minimum period required by law (including, with respect to a German Company pursuant to Section 19 InSO).

(e)	A moratorium takes effect by operation of law or is declared in respect of any indebtedness of a Material Group Member or a Security Provider.

(f)

If a moratorium occurs or is declared or an Ipso Facto Event occurs in respect of any member of the Group, the ending of the moratorium or the Ipso Facto Event will not remedy any Event of Default caused by that moratorium or Ipso Facto Event.

25.9	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member or Security Provider:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration, judicial management or dissolution or any such resolution is passed;

(iii)

any person presents a petition, or files documents with a court or any registrar, for its winding-up, bankruptcy, administration, dissolution or reorganisation, preventative composition (by way of voluntary arrangement, scheme of arrangement or otherwise)

(iv)	any Security is enforced over any of its assets in respect of indebtedness having an aggregate value of at least USD 10,000,000 (or its equivalent in any other currency or currencies);

(v)	an order for its winding-up, administration or dissolution is made;

(vi)

any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, judicial manager, administrator or similar officer is appointed in respect of it or any of its assets;

(vii)

its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer;

(viii)

the filing of an involuntary proceeding in a court of competent jurisdiction in the United States seeking relief under US Bankruptcy Law in respect of any Material Group Member and either such proceeding shall continue undismissed for 21 days or an order or decree approving or ordering any of the foregoing shall be entered or any Material Group Member shall consent to the institution of, or fail to contest in a timely and appropriate manner, any such involuntary proceeding;

(ix)	the filing of a voluntary petition by any Material Group Member under US Bankruptcy Law; or

(x)

any other analogous step or procedure to any of the foregoing is taken in any jurisdiction (in each case, subject to paragraph (b) below, whether or not such action, proceedings, procedure or step is terminated or dismissed).

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within twenty-one (21) days.

25.10	Creditors’ process

Any attachment, sequestration, distress, execution (including by way of executory attachment (executoriaal beslag) or interlocutory attachment (conservatoir beslag)) or analogous event affects any asset or assets of a Material Group Member or Security Provider in respect of indebtedness having an aggregate value of at least USD 10,000,000 (or its equivalent in any other currency or currencies), and is not discharged within twenty-one (21) Business Days.

25.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

25.12	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

25.13	Intercreditor Agreement

(a)

Any party to the Intercreditor Agreement or Subordination Statement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or Subordination Statement or a representation or warranty given by that party in the Intercreditor Agreement or Subordination Statement is incorrect in any material respect.

(b)

No Event of Default under paragraph (a) above will occur if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy and are remedied within ten Business Days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

25.14	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

25.15	Acceleration

(a)

On and at any time after the occurrence of an Event of Default which is continuing, other than Event of Default referred to in paragraph (b) below, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

(v)	any notice given under this Clause 25.15 will take effect in accordance with its terms.

(b)	if an Event of Default occurs under sub-paragraph (viii) or (ix) of paragraph (a) in Clause 25.9 (Insolvency proceedings):

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, shall be immediately due and payable;

in each case automatically and without any direction, notice, declaration or other act.

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders

Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

26.2	Company consent

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	to a Related Fund of the Existing Lender;

(iii)	to a person on the Approved Lender List; or

(iv)	made at a time when a breach of Sanctions has occurred or an Event of Default is continuing.

(b)

The consent of the Company (if needed) to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

26.3	Other conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)	the recording of the assignment in the Register.

(b)	A transfer will only be effective if the procedure set out in Clause 26.6 (Procedure for transfer) is complied with and the transfer is recorded in the Register.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16.1 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(e)	If at the time of assignment or transfer by a Lender:

(i)

(A)

the European Commission has not yet published a delegated act clarifying the definition of credit institution and the term «public» (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)); or

(B)	no interpretation is available yet from a competent authority of the term «public» (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)); and

(C)

the assignment or transfer does not include an amount outstanding from the Company of at least EUR100,000 (or its equivalent in other currencies) (or such amount as may be required from time to time under the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht)), the New Lender shall confirm that it is a professional market party (professionele marktpartij) within the meaning of that act; or

(ii)

(A)

the European Commission has published a delegated act clarifying the definition of credit institution and the term “public” (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013));

(B)	an interpretation is available from a competent authority of the term “public” (as referred to in article 4.1(1) of the Capital Requirements Regulation (EU/575/2013)),

the New Lender shall confirm that it is not to be considered part of the public on the basis of the delegated act or interpretation.

26.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of NOK 50,000.

26.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.6	Procedure for transfer

(a)

Subject to the conditions set out in Clause 26.2 (Company consent) and Clause 26.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)

each Administrative Party, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Administrative Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv) the New Lender shall become a Party as a “Lender”.

26.7	Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

26.8	Security over Lenders’ rights

(a)

In addition to the other rights provided to Lenders under this Clause 26, each Lender may, with the Company’s prior consent (which shall not be unreasonably withheld or delayed), at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; or

(ii)

any charge, assignment or other Security granted to any holders (or trustee, agent or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security under this paragraph (a) shall:

(A)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)

require any payments to be made by Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clauses 26.1 (Assignment and transfers by Lenders) to 26.3 (Other conditions of assignments and transfers) and Clause 26.4 (Assignment or transfer fee), and the provisions set out in Clause 38 (Confidential Information), shall not apply to the creation of Security pursuant to paragraph (a)(i) above.

(c)

The limitations and provisions referred to in paragraph b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph (a)(i) above.

(d)

Any Lender may disclose such Confidential Information as that Lender shall consider appropriate to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a)(i) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

26.9	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 26.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

26.10	The Register

The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment or transfer delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Facility owing to each Lender pursuant to the terms hereof from time to time (the Register). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

27.	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.8 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries become an Additional Guarantor or shall if required by, and subject to, the terms of this Agreement, ensure that its Subsidiaries become Additional Guarantors. The relevant Subsidiary shall become an Additional Guarantor if:

(i)

the Company and the proposed Additional Guarantor deliver to the Security Agent a duly completed and executed Guarantee Agreement (or accedes to an existing Guarantee Agreement) and accedes to the Intercreditor Agreement as a Debtor; and

(ii)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	that Guarantor is being re-designated as not being a Material Company in accordance with Clause 24.13 (Guarantor coverage and Material Subsidiaries); and

(ii)	no payment is due from that Guarantor under any Guarantee Agreement;

(iii)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter; or

(iv)	all the Lenders have consented to the resignation of that Guarantor.

(c)

In the case of a Third Party Disposal, the resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(d)	In this Clause 27.3, a “Third Party Disposal” means the disposal of a Guarantor to a person which is not a member of the Group where that disposal is not prohibited under this Agreement.

28.	ROLE OF THE ADMINISTRATIVE PARTIES

28.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each other Finance Party hereby grants a power of attorney to the Agent to be exercised for the purposes described in this Clause 28. The Agent shall be released from the restrictions of Section 181 of the BGB (and any equivalent restriction under other applicable laws). At the request of the Agent, each other Finance Party shall grant special powers of attorney to the Agent to enter into any Finance Document, or any amendments thereof, on their behalf. Any Finance Party which cannot exempt the Agent shall promptly inform the Agent accordingly.

28.2	Instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.3	Duties of the Agent

(a)	The duties of the Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 26.7 (Copy of Transfer Certificate or Increase Confirmation to Company), paragraph b) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4	Role of the Arranger

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes an Administrative Party as a trustee or fiduciary of any other person.

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Individual position of an Administrative Party - business with the Group

(a)

If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph c) above or paragraph e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation

No Administrative Party is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by an Administrative Party, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.10	Exclusion of liability

(a)	Without limiting paragraph b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of sub-paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the relevant Administrative Party) may take any proceedings against any officer, employee or agent of another Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Administrative Party may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s or gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above, provided that the Agent was entitled to have such costs, loss or liability reimbursed or covered by the Company pursuant to the other provisions (excluding this Clause) of this Agreement.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

28.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union or Norway as successor by giving notice to the Lenders and the Company.

(b)

Alternatively, the Agent may resign by giving thirty (30) days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union or Norway).

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent shall resign in accordance with paragraph b) above.

(h)

The Agent shall resign in accordance with paragraph b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under Clause 15.7 (FATCA information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to Clause 15.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

28.13	Replacement of the Agent

(a)

After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

28.14	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.15	Compliance

Notwithstanding any other provision of any Finance Document to the contrary, each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality, and may do anything which, in its opinion, is necessary to comply with any law or regulation.

28.16	Relationship with the Lenders

(a)

Subject to Clause 26.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and e-mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, e-mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	Each Finance Party shall supply the Agent with any information that it may reasonably specify as being necessary or desirable to enable the Agent to perform its functions under the Finance Documents.

28.17	Credit appraisal by the Lenders

Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.18	Agent’s management time

Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 19 (Costs and expenses) and Clause 28.11 (Lenders’ indemnity to the Agent) may, if requested and specified by the Agent, include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

28.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.20	Information from the Finance Parties

Each Finance Party shall promptly supply the Agent with any information that it may reasonably specify as being necessary or desirable to enable it to perform its functions as Agent.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

(a)

Subject to paragraph b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Company other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations of the Company to the Sharing Finance Parties.

30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from the Company, as between the Company and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the Company and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Company.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)

On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to the Company) and Clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to the Company

The Agent may (with the consent of the Company or in accordance with Clause 32 (Set-off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Company before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)	the Agent shall notify the Company of that Lender’s identity and the Company to whom that sum was made available shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent

(a)	In this Clause:

“Acceptable Bank” means a bank or a financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investor Service Limited or a comparable rating from an internationally recognised credit rating agency.

(b)

If, at any time, the Agent becomes an Impaired Agent, the Company or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1(Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Company or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(c)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(d)

A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(e)

Promptly upon the appointment of a successor Agent in accordance with Clause 28.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (f) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(f)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by the Company under those Finance Documents, the Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Company.

(d)

Notwithstanding the order of application set out in paragraph (a), the Finance Parties accept and agree that any Finance Party in its capacity as account bank or overdraft lender, or a combination of those, shall be entitled to reduce or recover outstanding amounts under an overdraft facility relating to a cash pool arrangement by way of netting any amount credited on the cash pool arrangement and applying such amount against any amount owed and due by the Company under such overdraft facility firstly.

(e)

Notwithstanding the foregoing or any other provision of a Finance Document, amounts received from any Guarantor shall not be applied to any obligation that is an Excluded Swap Obligation of such Guarantor.

31.7	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

A Finance Party may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or e-mail or letter.

33.2	Addresses

The address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:

Attention:  Dan-Erik Nilsen

E-mail:   [***]

Visiting Address: Butangen 20, NO-4639 Kristiansand, Norway

Postal Address: PO Box 413, Lundsiden, NO-4604 Kristiansand, Norway

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent:

If by mail:

DNB Bank ASA

Postboks 1600, Sentrum, V5N

0021 Oslo, Norway

Att: Agency Syndicated Loans

If by courier:

DNB Bank ASA

Dronning Eufemias gate 30, V5N

0191 Oslo, Norway

Att: Agency Syndicated Loans

For loan administration matters:

Attention: Loan Administration Large Corporates

Email: loanadmin.corporate@dnb.no

Copy to:  [***]

or any substitute address or e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Agent.

(d)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address

Promptly upon changing its own address or e-mail address, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by a Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.7	USA Patriot Act

Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the USA Patriot Act.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by the Company under a Finance Document shall be rounded to 2 decimal places.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

Required consents

(a)

Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)	Paragraph (c) of Clause 26.9 (Pro rata interest settlement) shall apply to this Clause 37.

37.2	All Lender matters

Subject to Clause 37.4 (Changes to Reference Rates), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders”, “Restricted Party”, “Sanctions”, “Sanctions Authority” or “Sanctions List” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin (other than as set out in Clause 11.4 (Margin adjustments)) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in any Commitment or an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(e)	a change to the Obligors other than in accordance with Clause 27 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)

Clause 2.3 (Finance Parties’ rights and obligations), Clause 9.1 (Change of Control) (including the definitions included and used in that Clause), Clause 21.16 (Sanctions), Clause 24.2 (Sanctions), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties) or this Clause 37, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction);

(h)	other than as permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the Transaction Security; or

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except in the case of paragraphs (i) and (ii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document);

(i)

the release of any Obligor under a Guarantee Agreement or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document; or

(j)	any amendment to the order of priority or subordination under the Intercreditor Agreement,

shall not be made without the prior consent of all the Lenders.

37.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Administrative Party (in its capacity as such) may not be effected without the consent of the Administrative Party.

(b)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is party to that Fee Letter and the Company.

37.4	Changes to Reference Rates

(a)

Subject to paragraph (a) of Clause 37.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Majority Lenders and the Company.

(b)

An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of a risk-free reference rate on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(c)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within ten (10) Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

In this Clause 37.4:

“Published Rate” means:

(a)	the Primary Term Rate for any Quoted Tenor; or

(b)	an RFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(v)

in relation to the Primary Term Rate for EUR or USD, the supervisor of the administrator of that Primary Term Rate publicly announces or publishes information (A) stating that that Primary Term Rate for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor) and (B) with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication.

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Company) temporary; or

(ii)

that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(d)

in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement,

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Company, an appropriate successor to a Published Rate.

37.5	Replacement or repayment of a Lender

(a)	If:

(i)	any Lender suspends its Commitment; or

(ii)

the Company becomes obliged to pay any amount in accordance with Clause 9.2 (Illegality) or to pay additional amounts pursuant to Clause 16.1 (Increased costs), Clause 15.2 (Tax gross-up) or Clause 15.3 (Tax indemnity) to any Lender, the Company may, on five (5) Business Days’ prior written notice to the Agent and such Lender, replace that Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a “Replacement Lender”) which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Instrument fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 37.6 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to find a Replacement Lender;

(iii)	in no event shall the Lender replaced under this Clause 37.5 be required to pay or surrender such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations in relation to that transfer.

(c)

A Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

37.6	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of subparagraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.7	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to an Eligible Institution (a “Replacement Lender”) which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(iv)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or fees, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in subparagraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.7 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than ten (10) Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under applicable anti-money laundering laws or other similar applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

38.	CONFIDENTIAL INFORMATION

38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.16 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 41 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of, and name of, the Facility (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facility;

(xi)	type of Facility;

(xii)	ranking of the Facility;

(xiii)	Termination Date for the Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

38.4	Personal Data Protection Act

(a)

If any Obligor provides the Finance Parties with personal data of any individual as required by or pursuant to the Finance Documents, the Company represents and warrants to the Finance Parties that it has, to the extent required by law (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) has the lawful right to, or has obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties, in each case, in accordance with or for the purposes of the Finance Documents.

(b)

The Company agrees and undertakes to notify the Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by an Obligor to any Finance Party.

(c)

Any consent given pursuant to this agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this agreement.

38.5	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents or any applicable law or regulation regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 38.2(b)(v) of Clause 38.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.8	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)	the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	CONFIDENTIALITY OF FUNDING RATES

39.1	Confidentiality and disclosure

(a)	The Agent and the Company agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b)	The Agent may disclose:

(i)	any Funding Rate to the Company pursuant to Clause 11.6 (Notifications); and

(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender, as the case may be.

(c)	The Agent may disclose any Funding Rate and the Company may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Company, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Company, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender, as the case may be.

39.2	Related obligations

(a)

The Agent and the Company acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Company undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and the Company agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3	No Event of Default

No Event of Default will occur under Clause 25.5 (Other obligations) by reason only of the Company’s failure to comply with this Clause 39.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41.	GOVERNING LAW

This Agreement (including Clause 42 (Enforcement) and any non-contractual obligations arising out of or in connection with it) is governed by Norwegian law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)

The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)

The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. The District Court of Oslo (No. Oslo tingrett) shall be the court of first instance.

(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints MHWirth AS as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Lenders

Name of Original Lender	Commitment
DNB Bank ASA	USD 25,000,000
Nordea Bank Abp, filial i Norge	USD 25,000,000

Total	USD 50,000,000

Schedule 2

Conditions Precedent

Part I

Conditions Precedent to initial Utilisation

1.	The Original Obligors, Akastor AS and Baker Hughes Holdings LLC

(a)

A copy of the constitutional documents (including, in relation to the Company, a recent extract from the Dutch Trade Register (handelsregister) relating to it) of each Original Obligor, Akastor AS and Baker Hughes Holdings LLC.

(b)	A copy of a resolution of the board of directors or other required corporate body of each Original Obligor, Akastor AS and Baker Hughes Holdings LLC:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	In respect of the Company, a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

If applicable a copy of a resolution signed by all the holders of the issued shares of the Original Obligors, Akastor AS or Baker Hughes Holdings LLC, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

2.	Finance Documents

(a)	A copy of this Agreement, duly signed by all the Parties.

(b)	The Intercreditor Agreement, duly executed by the parties thereto.

(c)	Copies of the following Transaction Security Documents:

Security provider	Security agreement / security asset(s)

The Company	Share pledge over all the shares in MHWirth AS on first priority.

The Company	Share pledge over all the shares in Hydril USA Distribution LLC on first priority.

The Company	Share pledge over all the shares in MHWirth LLC on first priority.

MHWirth AS, Hydril USA Distribution LLC and MHWirth LLC	Guarantee Agreement

(d)	Evidence reasonably satisfactory to the Agent that the Transaction Security intended to be created under the Transaction Security Documents have been validly created and perfected.

(e)	A copy of each Fee Letter, duly signed by the parties to it.

(f)	Utilisation Requests.

3.	Legal opinions

Agreed forms of the following legal opinions to be provided prior to the initial Utilisation, but with signed copies to follow at initial Utilisation Date or shortly thereafter:

(a)	A legal opinion of Advokatfirmaet Wiersholm AS, legal advisers to the Agent in Norway.

(b)	A legal opinion of Linklaters LLP, legal advisors to the Agent in respect of Dutch law in respect of the Company.

(c)	A legal opinion of Sidley Austin LLP, legal advisors to the Company and the Parent Entities.

4.	Other documents and evidence

(a)	Letter of effective interest rate.

(b)	The Original Financial Statements of the Company.

(c)

Evidence that (a) the Existing Bank Debt and Existing Bond Issue will be repaid in full immediately following the first release of funds from the Bond Escrow Account and (b) that any Security for the Existing Bank Debt and the Existing Bond Issue will be released, in each case, in accordance with an agreed closing procedure.

(d)

a list of the members of the Group that constitute Material Subsidiaries on the Closing Date, including reasonable calculations evidencing compliance with Clause 24.13 (Guarantor coverage and Material Subsidiaries).

(e)

A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(f)	A letter from any process agent referred to in Clause 42.2 (Service of process), confirming it has accepted its appointment.

(g)	A corporate chart showing the legal structure of the Group.

(h)

Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date or as specified in any Fee Letter.

(i)	A Subordination Statement for the subordination of the shareholder loan(s) from Akastor AS and Baker Hughes Holdings LLC.

(j)

Such documentation and other evidence as is reasonably requested by the Agent or any Lender (or prospective new Lender) in order to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the transactions contemplated in the Finance Documents.

Part II

Conditions precedent required to be delivered by an Additional Guarantor and any Security Provider

1.

Either i) a Guarantee Agreement, duly executed by the Additional Guarantor and the Security Agent, or ii) an accession letter to an existing Guarantee Agreement, and an accession agreement for the Intercreditor Agreement, duly executed by the Additional Guarantor and the Security Agent (all such documents, the “Accession Documents”).

2.	A copy of the constitutional documents of the Additional Guarantor and any Security Provider (together with an English translation (if applicable)).

3.	The relevant Transaction Security Documents, duly signed and perfected by the parties to it.

4.

A copy of a resolution of the board of directors (or equivalent governing body or entity having the power to direct the management) of the Additional Guarantor and any Security Provider (together with an English translation (if applicable)):

(a)

approving the terms of, and the transactions contemplated by, the Accession Documents and the other Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Documents and the other Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Documents and the other Finance Documents to which it is a party on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Accession Documents or the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

5.

IF APPLICABLE: A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor (together with an English translation (if applicable)), approving the terms of, and the transactions contemplated by, the Accession Documents and the Finance Documents to which the Additional Guarantor is a party.

6.

In respect of any Additional Guarantor or Security Provider incorporated in Norway and to the extent applicable, evidence that the Additional Guarantor or Security Provider has completed the procedures set out in section 8-10 of the Norwegian Limited Liability Companies Act to be an Additional Guarantor and/or to provide the Transaction Security required to be provided by it, including board resolution, board statement and confirmation, resolution by extraordinary general meeting of shareholders and a filing to the Norwegian Register of Business Enterprises.

7.	In respect of any Additional Guarantor or Security Provider incorporated in the US, a copy of a Certificate of Good Standing for such Security Provider

8.	In respect of an Additional Guarantor or Security Provider incorporated in the Netherlands:

(a)	an up-to-date extract from the Dutch trade register (handelsregister) relating to it;

(b)

if required by law or its constitutional documents a copy of a resolution of its board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Accession Documents and the Finance Documents to which it is a party; and

(c)

if it is required by law to obtain works council advice in respect of its or any other person’s entry into the Accession Documents and the Finance Documents, a copy of a positive advice from its (central) works council (and, if such advice is not unconditional, confirmation from the Company that (i) the conditions set by the works council are and will be complied with and (ii) such compliance does and will not have a Material Adverse Effect).

(d)

In respect of each company incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a “Charged Company”), a copy of the constitutional documents and register of members and either:

(i)	a certificate of an authorised signatory of the Company certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or suspended as at a date no earlier than the date of this Agreement; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006

In respect of an Additional Guarantor incorporated in Germany:

(a)	the constitutional documents referred to under paragraph 2 above shall consist in:

(i)	an online excerpt from the internet-based companies register (Unternehmensregister, gemeinsames Registerportal der Länder) as of a recent date;

(ii)

for each such Obligor incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung), its articles of association (Gesellschaftsvertrag) and its list of shareholders (Gesellschafterliste);

(iii)	for each such Obligor established as a limited partnership (Kommanditgesellschaft), its partnership agreement (Gesellschaftsvertrag);

(b)

in addition to the items listed in this Part II of Schedule 2, as applicable, a copy of a resolution (Beschluss) of the shareholders’ meeting (Gesellschafterversammlung), a supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of the Obligor:

(i)

approving the terms of, and the transactions contemplated by, the Accession Documents and the Finance Documents to which it is a party and resolving that it execute, deliver and perform its obligations under the Accession Documents and any other Finance Documents to which it is or will become a party;

(ii)	authorising and/or confirming authorisation of a specified person or persons to execute the Accession Documents and any other Finance Documents to which it is or will become a party on its behalf; and

(iii)

authorising and/or confirming authorisation of a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Accession Documents and the Finance Documents to which it is a party.

9.	In respect of any Additional Guarantor being a US Obligor:

(a)

certificate as to the existence and good standing (including verification of tax status, if generally available) of such US Obligor from the appropriate governmental authorities in such US Obligor’s jurisdiction of organisation, in form and substance satisfactory to the Agent and its counsel; and

(b)	a solvency certificate signed by the chief financial officer or chief accounting officer of such Obligor in form and substance satisfactory to the Agent and its counsel.

10.	In respect of any Additional Guarantor incorporated in the UAE:

(a)	a copy of a certificate of good standing issued by the relevant authority dated no earlier than the date of the relevant Guarantee Agreement; and

(b)	a copy (together with an English translation) of the commercial licence relating to the relevant Additional Guarantor issued by the Government of Dubai, Department of Economic Development.

11.

In respect of an Additional Guarantor incorporated in Brazil, a duly executed promissory note, governed by Brazilian law, in terms satisfactory to the Lender, in the total amount of USD [•] (or its equivalent in another currency).

12.	In respect of any share charge to be established over any Additional Guarantor incorporated Brazil:

(a)

evidence that the signatures by any non-Brazilian parties to such share charge have been duly notarised by a notary public licensed as such under the laws of the place of signing with the signature of such notary public being authenticated by a Hague Apostille, pursuant to the Hague Convention of October 05, 1961 (if the country where signatures were made is a party to such convention), or by a consular official of Brazil having jurisdiction over the place of signing;

(b)	a copy of the Finance Document governing such share charge translated into the Portuguese language by a sworn translator (tradutor juramentado); and

(c)

evidence that the Finance Document governing such share charge, together with the sworn translation into the Portuguese language (if executed in a language other than Portuguese), have been registered with the appropriate Registry of Titles and Deeds in Brazil (Cartório de Títulos e Documentos).

13.	In respect of any share charge to be established over any Additional Guarantor incorporated in Singapore:

(a)	a copy of the letter of authorisation and confirmation addressed to Linklaters Singapore Pte. Ltd. duly signed by the relevant Additional Guarantor;

(b)	evidence that the details of the Transaction Security created by Singapore share charge are duly registered with the Accounting and Corporate Regulatory Authority of Singapore; and

(c)	evidence that stamp duty on the Singapore share charge has been paid.

14.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Documents or for the validity and enforceability of any Finance Document.

15.

A legal opinion of Advokatfirmaet Wiersholm AS, legal advisers to the Arranger and the Agent in Norway and/or, if required by the Agent a legal opinion from the legal advisers to the Security Agent. If the Additional Guarantor is incorporated in a jurisdiction other than Norway or Transaction Security is governed by a jurisdiction other than Norway, a legal opinion from relevant legal advisers as customary in such jurisdictions, as requested by the Agent.

Schedule 8

Time Tables

	Loans in USD	Loans in NOK	Loans in other currencies

Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))			U-5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))			U-5 10:00 a.m.

Responses by the Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))			U-4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)			U-4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 10:00 a.m.	U-3 10:00 a.m.	U-3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 11:00 a.m.	U-3 11:00 a.m.	U-3 11:00 a.m.

Agent receives a notification from a Lender under Clause 9.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 9.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.

EURIBOR or NIBOR is fixed		Quotation Day 11:00 a.m. (Oslo time) in respect of NIBOR	Quotation Day 11:00 a.m. (Brussels time) in respect of EURIBOR

“U” =	Date utilisation

“U – X”	X Business Days prior to the date of utilisation

Schedule 10

Agreed Security Principles

The Transaction Security and Guarantees shall be granted subject to the following principles:

1.

general statutory and customary limitations (e.g. financial assistance or corporate benefit limitations) may limit the ability of an Obligor or Security Provider to guarantee or provide Security or require that such guarantee or Security is limited by an amount or otherwise;

2.

only entities wholly owned (directly or indirectly) by the Company or jointly wholly owned (directly or indirectly) by the Company and any Parent Entity (in each case, a “Relevant Entity”), shall be required to provide Guarantees and/or Security, provided (a) that the Company shall use its best efforts to get consent from any other shareholder in a partly owned entity (other than a Relevant Entity) for such partly owned entity to provide a Guarantee, and if obtained, shall grant a Guarantee subject to the other Agreed Security Principles, and (b) if such consent is not obtained, procure that a Guarantee is provided by the nearest Relevant Entity of such partly owned entity and that security over the shares in the nearest Relevant Entity is granted.

3.

Security over shares in any partly owned entity (other than a Relevant Entity) shall (a) only extend to shares owned by a Relevant Entity and be subject to any contractual limitations in respect of such Security, provided that the Company shall make reasonable efforts to remove any such contractual limitations, and (b) if Security over such shares cannot be created and or perfected due to contractual limitations, be granted over the shares in the nearest Relevant Entity being a direct or indirect parent entity of such partly owned entity. If such restriction ceases to apply, such member of the Group shall promptly thereafter become a Guarantor and grant the relevant Security.

4.

Material Subsidiaries and Security Providers will not be required to give guarantees or enter into Transaction Security Documents if it would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer provided that the relevant Material Subsidiary or Security Provider shall use reasonable endeavours to overcome any such obstacle (taking into account e.g. the cost and resources required to overcome any such obstacle);

5.

any Security or any Guarantee, and the extent of its perfection and scope, shall take into account the cost, work and time of providing the same which must not be disproportionate to the benefit accruing to the Secured Parties;

6.

no Obligor or Security Provider shall be under an obligation to grant any Security over any assets or guarantee which would impose a stamp duty, registration fee or similar on it unless such stamp duty or registration fee is negligible;

7.

the Company may elect to provide share Security over the direct holding company of any Material Subsidiary (rather than the Material Subsidiary itself) if it deems this advisable in light of any limitations or costs listed above; and

8.

the Transaction Security Documents and Guarantees shall operate to create Security or guarantees rather than to impose any new commercial obligations and shall, accordingly, not contain additional or duplicate representations or undertakings to those contained in the Bond Agreement unless required for the creation, perfection or preservation of the Security or guarantee and shall not be unduly burdensome on the Obligor or Security Provider or interfere unreasonably with the operation of its business.

Schedule 11

Reference Rate Terms

US DOLLARS

CURRENCY:	USD.

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Business Day Conventions (definition of “Month” and Clause 12.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

(a)   The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)   If that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)  the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees with the Company to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spreads:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees with the Company to do so in place of the Agent) of:

(a)   the RFR for that RFR Banking Day; and

(b)   the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Baseline CAS:	Length of Interest Period Credit Adjustment Spread for USD	Length of Interest Period Credit Adjustment Spread for USD
	Does not exceed 1 month	0.11448%

Does not exceed 2 months	0.18456%
Does not exceed 3 months	0.26161%
Does not exceed 6 months	0.42826%
Does not exceed 12 months	0.71513%

Daily Rate:

The “Daily Rate” for any RFR Banking Day is:

(a)   the RFR for that RFR Banking Day; or

(b)   if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that that RFR Banking Day; and

(ii)  the applicable Central Bank Rate Adjustment; or

(c)   if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)  the applicable Central Bank Rate Adjustment,

rounded, in each case, to five decimal places, and if, in

either case, if that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS (if any).

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)   a Saturday or Sunday; and

(b)   a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Published Rate Contingency Period	30 days.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 13.3 (Market disruption)	Close of business in Oslo on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 13.4 (Cost of funds)	Close of business on the date falling five Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Schedule 12

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four (for SONIA) or five (for SOFR) decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

Schedule 13

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 14 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

Schedule 14

Approved Lender List

Approved banks shall include the banks and bank groups listed below as well as all their local branches, affiliates and respective captive CLO/ CDO businesses.

1. ABN AMRO	26. Helaba

2. Allied Irish Banks (AIB)	27. HSBC

3. ANZ Bank	28. ING

4. Banco Bilbao Vizcaya Argentaria	29. Intesa Sanpaolo

5. Banco Santander	30. JP Morgan / JP Morgan Chase / Chase

6. Bank of America	31. Jyske Bank

7. Bank of China	32. KFW

8. Bank of Ireland	33. Lloyds Banking Group

9. Bank of Tokyo Mitsubishi (BOTM)	34. Lloys TSB

10. Barclays Capital (BarCap) / Barclays	35. Mizuho

11. BayernLB	36. Morgan Stanley

12. BNP Paribas	37. Natixis

13. CIBC	38. NatWest

14. Citigroup/Citibank	39. NIB Capital / NIBC Bank N

15. Commerzbank (incl Dresdner KW)	40. Nomura

16. Credit Agricole Group	41. Nordea Bank

17. Credit du Nord	42. Nykredit

18. Credit Industrial of Commercial (CIC)	43. Rabobank

19. Credit Suisse	44. Raiffeisen Group

20. Danske Bank	45. Royal Bank of Canada (RBC)

21. Deutsche Bank	46. Royal Bank of Scotland (RBS)

22. DNB Bank	47. Scotia Bank

23. European Bank for Reconstruction and Development (EBRD)	48. SEB

24. Goldman Sachs	49. SMBC

25. Handelsbanken	50. Societe Generale Group

51. Sparebank SMN	58. Swedbank

52. Sparebank 1 SR-Bank	59. UBS

53. Sparebank Sør	60. UniCredit

54. Sparebanken Møre	61. Wells Fargo

55. Sparebanken Nord-Norge	62. Northern Trust

56. Sparebanken Vest	63. Standard Bank

57. Standard Charactered Bank	64. First Abu Dhabi

Sydbank

Signature page — Facility Agreement for HMH Holding B. V.

SIGNATORIES

THE COMPANY

HMH HOLDING B.V.

By:	/s/ Dan-Erik Nilsen
Name:	Dan-Erik Nilsen
Title:	Attorney In Fact

Signature page — Facility Agreement for HMH Holding B. V.

THE ARRANGERS

DNB BANK ASA

By:	/s/ Knut Engh Andenæs
Name:	Knut Engh Andenæs
Title:	Attorney-in-fact Advokatfirmaet Wiersholm AS

NORDEA BANK ABP, FILIAL I NORGE

By:	/s/ Knut Engh Andenæs
Name:	Knut Engh Andenæs
Title:	Attorney-in-fact Advokatfirmaet Wiersholm AS

Signature page — Facility Agreement for HMH Holding B. V.

THE ORIGINAL LENGERS

DNB BANK ASA

By:	/s/ Knut Engh Andenæs
Name:	Knut Engh Andenæs
Title:	Attorney-in-fact Advokatfirmaet Wiersholm AS

NORDEA BANK ABP, FILIAL I NORGE

By:	/s/ Knut Engh Andenæs
Name:	Knut Engh Andenæs
Title:	Attorney-in-fact Advokatfirmaet Wiersholm AS